As filed with the Securities and Exchange Commission on April 21, 2004
                                                  Commission File No. 333-103061
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        PARADIGM MEDICAL INDUSTRIES, INC.
                 (Name of small business issuer in its charter)

          Delaware                      3841                              87-0459536
 (State of jurisdiction of      (Primary Standard Industrial        (I.R.S. Employer incorporation
    or organization)            Classification Code Number)           Identification Number)

                              2355 South 1070 West
                           Salt Lake City, Utah 84119
                                 (801) 977-8970
             (Address and telephone number of registrant's principal
               executive offices and principal place of business)

               John Y. Yoon, President and Chief Executive Officer
                              2355 South 1070 West
                           Salt Lake City, Utah 84119
                                 (801) 977-8970
            (Name, address and telephone number of agent for service)
                             ----------------------

                                   Copies to:

                             Randall A. Mackey, Esq.
                         Mackey Price Thompson & Ostler
                              350 American Plaza II
                                57 West 200 South
                         Salt Lake City, Utah 84101-3663
                            Telephone: (801) 575-5000

                Approximate date of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.
                             -----------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reimbursement plans check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                          ---------------------------

                         CALCULATION OF REGISTRATION FEE


                         Title of each                                            Proposed         Proposed
                            class of                                Amount         maximum          maximum        Amount of
                        securities to be                             to be     offering price      aggregate     registration
                           registered                             registered      per Share     offering price        fee

Resale of Common Stock issuable upon exercise of Class A Warrants   1,000,000         $   7.50       $7,500,000             (1)
Resale of Common Stock issuable upon exercise of Kenneth Jerome
       Warrants.................................................      100,000            8.125          812,500             (1)
Resale of Common Stock issuable upon exercise of Kenneth Jerome
      Warrants..................................................      100,000             7.50          750,000             (1)
Resale of Common Stock issuable upon exercise of Cyndel Warrants      150,000             4.00          600,000             (1)
Resale of Common Stock issuable upon exercise of Cyndel Warrants       75,000             4.00          300,000             (1)
Resale of Common Stock issuable upon exercise of Limberg Warrants     100,000             4.00          400,000             (1)
Resale of Common Stock issuable upon exercise of Limberg Warrants      50,000             4.75          237,500             (1)
Resale of Common Stock issuable upon exercise of Limberg Warrants      50,000             6.75          337,500             (1)
Resale of Common Stock issuable upon exercise of Limberg Warrants      50,000             4.00          200,000             (1)
Resale of Common Stock issuable upon exercise of Consulting for
       Strategic Growth Warrants................................       40,000             3.50          140,000             (1)
Resale of Common Stock issuable upon exercise of Hemmer Warrants       75,000             7.50          562,500             (1)
Resale of Common Stock issuable upon exercise of Kohn and
       Sucoff Warrants..........................................      100,000             4.00          400,000             (1)
Resale of Common Stock issuable upon conversion of Series
        E Preferred Stock.......................................    1,706,432            1.875        3,199,560             (1)
Resale of Common Stock issuable upon exercise of  Series
        E Preferred Warrants....................................      241,095             4.00          964,380             (1)
Resale of Common Stock issuable upon conversion of Series
        F Preferred Stock.......................................    2,181,042            1.875        4,089,454             (1)
Resale of Common Stock issuable upon exercise of  Series
        F Preferred Warrants....................................      230,589             4.00          922,356             (1)
Resale of Common Stock issuable upon exercise of Options........      650,000             4.00        2,600,000             (1)
Resale of Common Stock issuable upon exercise of Options........      359,632             5.00        1,798,160             (1)
Resale of Common Stock issuable upon exercise of Options........      300,000             6.00        1,800,000             (1)
Resale of Common Stock issuable upon exercise of Options........    2,285,500             2.75        6,285,125             (1)
Resale of Common Stock issuable to certain holders of Common Stock    425,000             4.00        1,700,000             (1)
Resale of Common Stock issuable to certain holders of Common Stock  1,307,484            2.125        2,778,404             (1)
Resale of Common Stock issuable to certain holders of Common Stock    425,580             2.14          910,741             (1)
Resale of Common Stock issuable to certain holders of Common Stock  1,968,509             1.16        2,283,470             (1)
Resale of Common Stock issuable upon exercise of Limberg Warrants      50,000             4.00          200,000             (1)
Resale of Common Stock issuable upon exercise of Kaplan Warrants      100,000             3.00          300,000             (1)
Resale of Common Stock issuable upon exercise of Cyndel Warrants      250,000             3.00          750,000             (1)
Resale of Common Stock issuable upon exercise of Rodman &
       Renshaw Warrants.........................................       35,000             2.00           70,000             (1)
Resale of Common Stock issuable upon exercise of Warrants.......      788,750              .25          197,188           18.14
Resale of Common Stock issuable to certain holders of common stock  3,654,945              .25          913,736           84.06
                                                                                                                    -----------
      Total Registration Fee....................................                                                    $    102.20
                                                                                                                    ===========
================================================================  ===========  ===============  =============== ===============

(1) No registration fee is required as securities were previously registered by Form SB-2 Registration Statement, No. 333- 2496, effective as of July 10, 1996; Form SB-2 Registration Statement No. 333-57711, effective as of September 14, 1998; Form SB-2 Registration Statement No. 333-68471, effective as of January 4, 1999; Form SB-2 Registration Statement No. 333-77267, effective as of May 7, 1999; Form S-3 Registration Statement No. 333-93725, effective as of January 6, 2000; Form S-3 Registration Statement No. 333-44154, effective as of September 1, 2000; Form S-3 Registration Statement No. 333-50846, effective as of December 8, 2000; Form S-3 Registration Statement No. 333- 66742, effective as of August 22, 2001; Form S-3 Registration Statement No. 333-75912, effective as of June 21, 2002; and Form S-3 Registration Statement No. 333-97837, effective as of September 26, 2002. Pursuant to Rule 429, this is a combined registration statement which relates to the securities previously registered by the earlier registration statements and the securities being registered by this registration statement. The number of securities being carried forward, which were previously registered by the earlier registration statements, is 14,479,693 shares of common stock, and the total amount of the previously paid registration fees associated with such securities that were previously registered is $22,601.54. The number of shares being registered by this registration statement is 18,849,558 shares.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

PROSPECTUS
----------



                        18,849,558 Shares of Common Stock


                        PARADIGM MEDICAL INDUSTRIES, INC.



         Paradigm Medical Industries, Inc. is registering for resale a total of 18,849,558 shares of common stock. Our securities are quoted on the Over-the-Counter Bulletin Board under the symbols PMED.OB and PMEDW.OB. On April 19, 2004, the last reported sale price for our common stock was $.16 per share and the last reported sale price for our Class A warrants was $.03 per warrant.

         We are registering the resale of common stock for certain shareholders and will only receive proceeds to the extent that outstanding warrants or options are exercised. The exercise price for all of the outstanding warrants and options exceeds the current trading price for our common stock and, as a result, the outstanding warrants and options are not likely to be exercised unless the trading price increases substantially. There are only 200,000 shares of our common stock underlying these warrants and options that are exercisable for less than $.20 per share. All other shares of our common stock being registered are either outstanding or will be issued upon conversion of outstanding preferred stock, and we will derive no proceeds from the conversions or subsequent resales of such shares.

         Investing in the common stock involves risks that are described in the "Risk Factors" section beginning on page 6 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                 The date of this prospectus is April 21, 2004.

                               PROSPECTUS SUMMARY

         This summary highlights some information from this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the financial statements.

The Company

         We develop, manufacture, source, market and sell ophthalmic surgical and diagnostic instrumentation and related accessories, including disposable products. Our surgical equipment is designed for minimally invasive cataract treatment. A cataract is a condition, which largely affects the elderly population, in which the natural lens of the eye hardens and becomes cloudy, thereby reducing visual acuity. Treatment consists of removal of the cloudy lens and replacement with a synthetic lens implant, which restores visual acuity. Cataract surgery is the single largest volume and revenue producing outpatient surgical procedure for ophthalmologists worldwide. The Health Care Finance Administration reports that in the United States approximately two million cataract removal procedures are performed annually, making this the largest outpatient procedure reimbursed by Medicare. Most cataract procedures are performed using a method called phacoemulsification or "phaco", which employs a high frequency (40 kHz to 60 kHz) ultrasonic probe needle device to fragment the cataract while still in the eye and remove it in pieces by suction through a small incision.

         We sell our equipment and related products in all countries of the world in which we are permitted to do so. The nature of the regulatory approval processes in those countries vary by country but, in general terms, follow the approach of the regulatory approval processes of the United States Food and Drug Administration, or FDA, and the approval processes of the countries in the European Union. The status of specific approvals is detailed in the table in the Business section of this prospectus.

         We market two cataract surgery systems with related accessories and disposable products. Our cataract removal system, the Photon(TM) laser system, is a laser cataract surgery system marketed as the next generation of cataract removal. The Photon(TM) product has yet to be approved by the Food and Drug Administration. Except for the Photon(TM) laser system, which can only be sold in countries outside of the United States, our products can be sold in the United States and in foreign countries including but not limited to Argentina, Australia, Bangladesh, Borneo, Brazil, Canada, China, Czechoslovakia, Egypt, France, Germany, Greece, Hong Kong, India, Israel, Italy, Japan, Jordan, Korea, Malaysia, Mexico, New Zealand, Pakistan, Peru, Poland, Puerto Rico, Russia, Saudi Arabia, Spain, Sri Lanka, Taiwan, Thailand, Turkey, United Kingdom, and United Arab Emirates . Both the Photon(TM) and the Precisionist ThirtyThousand
(TM) are manufactured as an Ocular Surgery Workstation(TM). At present, because the Photon(TM) has not received FDA approval, it does not provide significant revenue to us. We are in the process of completing the clinical trials in order to file for FDA approval. However, due to the uncertainty surrounding the timetable for obtaining FDA approval and the lack of significant revenue from other surgical products, we have recorded an inventory reserve against the majority of inventory associated with the Photon(TM) and Precisionist Thirty Thousand(TM).

         Our diagnostic products include a P55 pachmetric analyzer, a P37 Ultrasonic A/B Scan, a P40 UBM Ultrasound Biomicroscope, a perimeter, a corneal topographer and the Blood flow Analyzer (TM). The diagnostic ultrasonic products, including the P55 pachymetric analyzer, the P37 Ultrasonic A/B Scan and the P40 UBM Ultrasound Biomicroscope were acquired from Humphrey Systems, a division of Carl Zeiss, Inc. in 1998. We developed and offered for sale in the fall of 2000 the P45, which combines the A/B scope and the P40 UBM Biomicroscope in one machine. The perimeter and the corneal topographer were added when we acquired the outstanding shares of the stock of Vismed, Inc. d/b/a/ Dicon(TM) in June 2000. We acquired Ocular Blood Flow, Ltd. in June of 2000, whose principal product is the Blood Flow Analyzer(TM). This product is designed for the measurement of intraocular pressure and pulsatile ocular blood flow volume for detection and treatment of glaucoma. We are currently attempting to develop additional applications for all of our diagnostic products.

         We rely upon several products for revenues. For the fiscal year ended December 31, 2003, 36% of our revenues were derived from the Dicon (TM) diagnostic products sales (the perimeter and corneal topographer), 16% of revenues from Blood Flow Analyzer(TM) sales, 20% of revenues from P40 and P45 UBM Ultrasound Biomicroscope sales, 9% of revenues from Humphrey Systems diagnostic product sales (the P55 pachymetric analyzer, the P20 A-Scan and the P37 A/B Scan), 11% of revenues from cataract removal surgery sales, including the sale of our SIStem(TM) and Odyssey(TM) products lines, and 8% of revenues from services, disposables and other sales. For the fiscal year ended December 31, 2002, 28% of our revenues were derived from the Dicon(TM) diagnostic products sales (the perimeter and the corneal topographer), 9% of revenues from Blood Flow Analyzer(TM) sales, 24% of revenues from the P40 and P45 UBM Ultrasound Biomicroscope sales, 11% of revenues from Humphrey systems diagnostic products sales (the P55 pachymetric analyzer, the P20 A-Scan and the P37 A/B
Scan), 5% of revenues from cataract removal surgery sales, and 23% of revenues from services, disposables and other sales. Our principal executive offices are located at 2355 South 1070 West, Salt Lake city, Utah 84119 and our telephone number is (801) 977-8970.

         Audited revenues for the fiscal year ended December 31, 2003 were $3,059,000 as compared to $5,368,000 for the comparable period for fiscal 2002.

         On March 18, 2004, our board of directors appointed John Y. Yoon as President and Chief Executive Officer of the company, replacing Jeffrey F. Poore, who served in those positions from March 19, 2003 to March 18, 2004. On March 23, 2004, our board of directors appointed Aziz A. Mohabbat as Vice President of Operations and Chief Operating Officer of the company, replacing David I. Cullumber who resigned as Chief Operating Officer and Chief Technical Officer on March 22, 2004. Mr. Mohabbat had previously served as Chief Operating Officer of the Company from August 2002 to March 2003, and as Vice President of Operations from 2001 to March 2003. On June 23, 2003, our board of directors appointed Gregory Hill as Vice President of Finance, Treasurer and Chief Financial Officer of the company, replacing Heber C. Maughan, who resigned as Vice President of Finance, Treasurer and Chief Financial Officer. Mr. Hill resigned from his positions on December 5, 2003. The board of directors has not yet appointed a new Vice President of Finance and Chief Financial Officer.

The Offering

Securities Offered ..............  The  resale  of 18,849,558  shares of  common stock, consisting of the following:

                                      o     The  resale  of   1,000,000   shares
                                            issuable  upon  exercise  of Class A
                                            warrants  with an exercise  price of
                                            $7.50 per share.

                                      o     The   resale   of   200,000   shares
                                            issuable  upon  exercise of warrants
                                            by   Kenneth   Jerome  &  Co.   with
                                            exercise  prices  ranging from $7.50
                                            to $8.l25 per share.

                                      o     The   resale   of   475,000   shares
                                            issuable  upon  exercise of warrants
                                            by Cyndel & Co.,  Inc. with exercise
                                            prices  ranging  from $3.00 to $4.00
                                            per share.

                                      o     The   resale   of   300,000   shares
                                            issuable  upon  exercise of warrants
                                            by  Dr.   Michael  B.  Limberg  with
                                            exercise  prices  ranging from $4.00
                                            to $6.75 per share.

                                      o     The resale of 40,000 shares issuable
                                            upon   exercise   of   warrants   by
                                            Consulting  for  Strategic   Growth,
                                            Ltd.  with exercise  prices  ranging
                                            from $2.78 to $3.89 per share.

                                      o     The resale of 75,000 shares issuable
                                            upon the  exercise  of  warrants  by
                                            John W. Hemmer with  exercise  price
                                            of $7.50 per share.

                                      o     The resale of 50,000 shares issuable
                                            upon  exercise  of warrants by Helen
                                            Cohn with an exercise price of $4.00
                                            per share.

                                      o     The resale of 50,000 shares issuable
                                            upon the  exercise  of  warrants  by
                                            Ronit Sucoff with an exercise  price
                                            of $4.00 per share.

                                      o     The   resale   of   100,000   shares
                                            issuable   upon  the   exercise   of
                                            warrants by Barry Kaplan  Associates
                                            with an exercise  price of $3.00 per
                                            share.

                                      o     The resale of 35,000 shares issuable
                                            upon the  exercise  of  warrants  by
                                            Rodman  &  Renshaw,   Inc.  with  an
                                            exercise price of $2.00 per share.

                                      o     The  resale  of   1,706,432   shares
                                            issuable upon conversion of Series E
                                            preferred  stock  with a  conversion
                                            price of $1.875 per share.

                                      o     The   resale   of   241,095   shares
                                            issuable   upon  the   exercise   of
                                            warrants   by  Series  E   preferred
                                            holders  with an  exercise  price of
                                            $4.00 per share.

                                      o     The  resale  of   2,181,042   shares
                                            issuable upon conversion by Series F
                                            preferred  stock  with a  conversion
                                            price of $1.875 per share.

                                      o     The   resale   of   230,589   shares
                                            issuable  upon  exercise of warrants
                                            by Series F preferred  holders  with
                                            an  exercise   price  of  $4.00  per
                                            share.

                                      o     The   resale   of   788,750   shares
                                            issuable  upon  exercise of warrants
                                            by Paul L. Archambeau, M.D., John H.
                                            Banzhaf,  Daniel S. Lipson,  Douglas
                                            A.   MacLeod,   M.D.,   Douglas   A.
                                            MacLeod,  M.D. Profit Sharing Trust,
                                            St.  Mark's  Eye  Institute,   Milan
                                            Holdings,  Ltd.,  Frank G. Mauro and
                                            Delbert   D.   Reichardt   with   an
                                            exercise price of $.25 per share.

                                      o     The   resale   of   300,000   shares
                                            issuable upon exercise of options by
                                            executive  officers,  employees  and
                                            directors  with an exercise price of
                                            $6.00 per share.

                                      o     The   resale   of   359,632   shares
                                            issuable upon exercise of options by
                                            executive  officers,  employees  and
                                            directors  with an exercise price of
                                            $5.00 per share.

                                      o     The   resale   of   650,000   shares
                                            issuable upon exercise of options by
                                            executive  officers,  employees  and
                                            directors  with an exercise price of
                                            $4.00 per share.

                                      o     The  resale  of   2,285,500   shares
                                            issuable upon exercise of options by
                                            executive  officers,  employees  and
                                            directors  with an exercise price of
                                            $2.75 per share.

                                      o     The resale of 7,781,518 shares.


Common stock outstanding
prior to the offering ...........  25,509,868 shares.

Common stock outstanding
after the offering ..............  44,359,426 shares.

Use of proceeds..................  All funds received by us upon the exercise of the warrants and options will be used for general corporate purposes. We will not receive any proceeds from the conversion of the shares of Series E preferred stock or Series F preferred stock.

Risk Factors/Dilution............  The offering involves a high degree of risk.

Nasdaq symbols
     Common stock................  PMED.OB
     Class A warrants............  PMEDW.OB


                                  RISK FACTORS

         Before you invest in our common stock, you should be aware of the risks described below which constitute material risks to potential investors. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to invest in our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations could suffer, in which case the trading price of our common stock could decline. No investment should be made by any person who is not in a position to lose the entire amount of his investment.

                Special Note Regarding Forward-Looking Statements

         Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Prospectus. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

         Due to our significant recurring losses and our inability to generate sufficient cash flows from operations to satisfy our liabilities and sustain operations, our auditors have expressed substantial doubt about our ability to continue as a going concern. Although we have had success in raising working capital from the sale of our common stock in the past, the going concern language in our auditors' report could negatively affect our ability to raise such funds in the future. Some investors are unwilling to invest with companies that have going concern language in the auditors' report and others demand substantial discounts from the market price. Unless we are able to raise additional working capital through the sale of our common stock, we will not be able to continue the development of our products nor will we be able to pay our existing current liabilities, which could result in protection under bankruptcy laws. Under certain conditions, including but not limited to having judgments rendered against us in a court of law, a group of creditors could force us into bankruptcy due to our inability to pay the liabilities arising out of such judgments. At this time, we are unable to assess the likelihood that we would seek bankruptcy protection in the near future. There can be no assurance that we will be successful in raising working capital from the sale of our common stock.

We have limited working capital, have accumulated significant losses, and expect our losses to continue.

         As of December 31, 2003, we had a deficit working capital of $(197,000). Our accumulated deficit was $53,656,000 as of December 31, 2002, and $56,817,000 as of December 31,2003. Our net loss was $11,155,000 for the fiscal year ended December 31, 2002, and $3,161,000 for the fiscal year ended December 31, 2003. Such losses have resulted principally from costs incurred in connection with research and development, including clinical trials, of the laser surgery system. Medical products were not sold by us until late 1992. Our ability to become profitable largely depends on successfully developing clinical applications and obtain regulatory approvals for our laser surgery products, including the Photon(TM) laser system, and to effectively market such products. The problems and expenses frequently encountered in developing new products and the competitive industry in which we operate will impact whether we are successful. We may never achieve profitability. Furthermore, we may encounter substantial delays and unexpected expenses related to research, development, production, marketing, regulatory matters or other unforeseen difficulties.

Because our securities trade on the OTC Bulletin Board, your ability to sell your shares in the secondary market may be limited.

         Since June 26, 2003, our shares have traded on the OTC Bulletin Board. As a result, it may be more difficult for an investor to dispose of our securities, or to obtain accurate quotations on their market value. Furthermore, the prices for our securities may be lower than might otherwise be obtained. On October 8, 2002, we received a notice from Nasdaq's Listing Qualifications staff that for the previous 30 consecutive trading days, the price of our common stock closed below the minimum $1.00 per share requirement for continued inclusion on Nasdaq. The notice further provided that if at anytime before April 7, 2003, the bid price of our common stock closed at $1.00 or more for a minimum of 10 consecutive trading days, we would be notified by the staff that we comply with such rule.

         On April 15, 2003, we received notice of a determination by Nasdaq's Listing Qualifications staff that we failed to comply with the minimum bid price rules for continued listing set forth in Nasdaq's rules. Specifically, the notice stated that we have not regained compliance with the minimum $1.00 closing bid price per share requirement (noting that pursuant to the October 8, 2002, notice from the Nasdaq Listing Qualifications staff, we were provided 180 calendar days, or until April 7, 2003, to regain compliance with this requirement) and we do not qualify with the $5,000,000 shareholders equity, $50,000,000 market value of listed securities or $750,000 net income from continuing operations requirement for an additional 180 calendar day compliance period to comply with Nasdaq's rules. The April 15, 2003, notice further stated that as of December 31, 2002, we reported stockholders' equity of $2,847,000 and net losses from continuing operations of approximately $11,155,000, and as of April 14, 2003, the market value of our listed securities was $4,208,108. Accordingly, our common stock would be delisted from the Nasdaq SmallCap Market at the opening of business on April 24, 2003. Separately, Nasdaq informed us that listing fees of $22,500 and $18,000 under Rule 4310(c)(13) are owed to the Nasdaq SmallCap Market.

         We requested an oral hearing before a Nasdaq Listing Qualifications Panel to review the staff's determination. The request automatically stayed the delisting of our common stock. On April 23, 2003, we received formal notice from Nasdaq that a hearing to consider our appeal would be held on May 29, 2003. On May 29, 2003, Dr. Jeffrey F. Poore, our President and Chief Executive Officer; Randall A. Mackey, our Chairman of the Board; and Dr. David M. Silver, a director of the company, attended an oral hearing before a Nasdaq Listing Qualifications Panel in Washington, D.C. At the hearing Dr. Poore presented to the panel a definitive plan both for regaining compliance with the particular deficiencies cited in the April 15, 2003, letter from the Nasdaq Listing
Qualifications staff and sustaining long term compliance with the Nasdaq Marketplace Rules, including all applicable maintenance criteria. On June 24, 2003 we received notification from the Nasdaq Listing Qualifications Panel that we were to be delisted from the Nasdaq Stock Market effective June 26, 2003. Our securities trade on the OTC Bulletin Board effective June 26, 2003. Because our securities are delisted from the Nasdaq SmallCap Market and now trade on the OTC Bulletin Board, additional sales requirements on broker-dealers will adversely effect the ability of purchasers to sell our securities and the trading price of our securities could decline.

         Moreover, because our securities currently trade on the OTC Bulletin Board, they are subject to the rules promulgated under the Securities Exchange Act of 1934, as amended, which impose additional sales practice requirements on broker-dealers that sell securities governed by these rules to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual individual income exceeding $200,000 or $300,000 jointly with their spouses). For such transactions, the broker-dealer must determine whether persons that are not established customers or accredited investors qualify under the rule for purchasing such securities and must receive that person's written consent to the transaction prior to sale. Consequently, these rules may adversely effect the ability of purchasers to sell our securities and otherwise affect the trading market in our securities.

Because our shares may be deemed "penny stocks," you may have difficulty selling them in the secondary trading market.

         The Commission has adopted regulations which generally define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transactions by broker-dealers involving a penny stock (unless exempt), rules promulgated under the Securities Exchange Act of 1934 require delivery, prior to a transaction in a penny stock, of a risk disclosure document relating to the penny stock market. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. Furthermore, monthly statements are required to be sent disclosing recent price information for the penny stocks.

We are offering our shares on a best efforts basis and there is no guarantee that we will sell the maximum shares offered.

         No underwriter has been retained to purchase the shares offered in connection with this prospectus. There can be no assurance that all of the shares offered will be sold and that we will receive all of the estimated net proceeds generated from such a sale of all of the common stock. If all of the 15,000,000 shares we are offering are not sold, we may be unable to fund all of the intended uses for the net proceeds anticipated from this offering without obtaining funds from alternative sources. Alternative sources of funds may not be available to us at a reasonable cost.

If the litigants in the class action lawsuits succeed on any of their claims and we are denied coverage for the lawsuits under our Directors and Officers Liability and Company Insurance Policy, it could adversely affect our financial condition and operations, and we would be forced to seek bankruptcy protection.

         On May 14, 2003, a complaint was filed in the United States District Court, District of Utah, captioned Richard Meyer, individually and on behalf of all others similarly suited v. Paradigm Medical Industries, Inc., Thomas Motter, Mark Miehle and John Hemmer, Case No. 2:03 CV00448TC. The complaint also indicates that it is a "Class Action Complaint for Violations of Federal Securities Law and Plaintiffs Demand a Trial by Jury." We have retained legal counsel to review the complaint, which appears to be focused on alleged false and misleading statements pertaining to the Blood Flow Analyzer(TM) and concerning a purchase order from Valdespino Associates Enterprises and Westland Financial Corporation.

         More specifically, the complaint alleges that we falsely stated in our Securities and Exchange Commission filings and press releases that we had received authorization to use an insurance reimbursement CPT code from the CPT Code Research and Development Division of the American Medical Association in connection with the Blood Flow Analyzer(TM), adding that the CPT code provides for a reimbursement to doctors of $57.00 per patient for use of the Blood Flow Analyzer(TM). The complaint also alleges that on July 11, 2002, we issued a press release falsely announcing that we had received a purchase order from Valdespino Associates Enterprises and Westland Financial Corporation for 200 sets of our entire portfolio of products, with $70 million in systems to be delivered over a two-year period, then another $35 million of orders to be completed in the third year. As a result of these statements, the complaint contends that the price of our shares of common stock was artificially inflated during the period from April 25, 2001 through May 14, 2003, and the persons who purchased our common shares during that period suffered substantial damages. The complaint requests judgment for unspecified damages, together with interest and attorney's fees.

         We dispute having issued false and misleading statements concerning the Blood Flow Analyzer(TM) and a purchase order from Valdespino Associates Enterprises and Westland Financial Corporation. On April 25, 2001, we issued a press release that stated we had received authorization to use common procedure terminology or CPT code number 92120 for our Blood Flow Analyzer(TM). This press release was based on a letter we received from the CPT Editorial Research and Development Department of the American Medical Association authorizing use of common procedure terminology or CPT code number 92120 for our Blood Flow Analyzer(TM), for reimbursement purposes for doctors using the device.

         Currently, there is reimbursement by insurance payors to doctors using the Blood Flow Analyzer(TM) in 22 states and partial reimbursement in four other states. The amount of reimbursement to doctors using the Blood Flow Analyzer(TM) generally ranges from $56.00 to $76.00 per patient, depending upon the insurance payor. Insurance payors providing reimbursement for the Blood Flow Analyzer(TM) have the discretion to increase or reduce the amount of reimbursement. We are endeavoring to obtain reimbursement by insurance payors in other states where there is currently no reimbursement being made. We believe we have continued to correctly represent in our Securities and Exchange Commission filings that we have received authorization from the CPT Editorial Research and Development Department of the American Medical Association to use CPT code number 92120 for our Blood Flow Analyzer(TM), for reimbursement purposes for doctors using the device.

         On July 11, 2002, we issued a press release that stated we received a purchase order from Westland Financial Corporation and Valdespino Associates Enterprises for 200 complete sets of our entire product portfolio of diagnostic and surgical equipment for Mexican ophthalmic practitioners, to be followed by a second order of 100 sets of equipment. The press release was based on a purchase order dated July 10, 2002 that we entered into with Westland Financial Corporation for the sale of 200 complete sets of our surgical and diagnostic equipment to Mexican ophthalmic practitioners. The press release also stated that the initial order was for $70 million of our equipment to be filled over a two-year period followed by the second order of $35 million in equipment to be completed in the third year. The press release further stated that delivery would be made in traunches of 25 complete sets of our equipment, beginning in 30 days from the date of the purchase order.

         On September 13, 2002, the board of directors issued a press release updating the status of our product sales to the Mexican ophthalmic practitioners. In that press release the board stated that we had been in discussions for the prior nine months with Westland Financial Corporation, aimed at supplying our medical device products to the Mexican market. In the past, we have had a business relationship with Westland Financial. Upon investigation, the board of directors had determined that the purchase order referenced in the July 11, 2002 press release was not of such a nature as to be enforceable for the purpose of sales or revenue recognition. In addition, we had not sent any shipment of medical products to Mexican ophthalmic practitioners nor received payment for those products pursuant to those discussions. The September 13, 2002 press release also stated that discussions were continuing with Westland Financial Corporation regarding sales and marketing activities for our medical device products in Mexico, but we could not, at the time, predict or provide any assurance that any transactions would result.

         On June 2, 2003, a complaint was filed in the United States District Court captioned Michael Marrone v. Paradigm Medical Industries, Inc., Thomas Motter, Mark Miehle and John Hemmer, Case No. 2:03 CV00513 PGC. On or about June 11, 2003, a complaint was filed in the same United States District Court captioned Milian v. Paradigm Medical Industries, Inc., Thomas Motter, Mark
Miehle and John Hemmer, Case No. 2:03 CV00617PGC. Both complaints seek class action status. These cases are substantially similar in nature to the Meyer case, including the contention that as a result of allegedly false statements regarding the Blood Flow Analyzer(TM) and the purchase order from Valdespino Associates Enterprises and Westland Financial Corporation, the price of our common stock was artificially inflated and the persons who purchased our common shares during the class period suffered substantial damages. The cases request judgment for unspecified damages, together with interest and attorneys' fees. These cases have now been consolidated with the Meyer case into a single action. We believe the consolidated cases are without merit and intend to vigorously defend and protect our interests in the said cases.

         We were issued a Directors and Officers Liability and Company Reimbursement Policy by United States Fire Insurance Company for the period from July 10, 2002 to July 10, 2003 that contains a $5,000,000 limit of liability, which is excess of a $250,000 retention. The officers and directors named in the consolidated cases have requested coverage under the policy. U.S. Fire is currently investigating whether it may have a right to deny coverage for the consolidated cases based upon policy terms, conditions and exclusions or to rescind the policy based upon misrepresentations contained in our application for insurance.

         We have not paid any amounts toward satisfaction of any part of the $250,000 retention that is applicable to the consolidated cases. We have advised U.S. Fire that we cannot pay the $250,000 retention due to our current financial circumstances. As a consequence, on January 8, 2004, we entered into a non-waiver agreement with U.S. Fire in which U.S. Fire agreed to fund and advance our retention obligation in consideration for which we have agreed to reimburse U.S. Fire the sum of $5,000 a month, for a period of six months, with the first of such payments due on February 15, 2004. Thereafter, commencing on August 15, 2004, we are currently required to reimburse U.S. Fire the sum of $10,000 per month until the entire amount of $250,000 has been reimbursed to U.S. Fire. We have not yet made the payments due to U.S. Fire on February 15, March 15 and April 15, 2004.

         In the event U.S. Fire determines that we or the former officers and directors named in the consolidated cases are not entitled to coverage under the policy, or that it is entitled to rescind the policy, or should we be declared in default under the non-waiver agreement for not making the monthly payments in a timely manner that are owed to U.S. Fire, then we agree to pay U.S. Fire, on demand, the full amount of all costs advanced by U.S. Fire, except for those amounts that we may have reimbursed to U.S. Fire pursuant to the monthly payments due under the non-waiver agreement.

         We will be in default under the non-waiver agreement if we fail to make any payment due to U.S. Fire thereunder when such payment is due, or institute proceedings to be adjudicated as bankrupt or insolvent. U.S. Fire's obligation to advance defense costs under the agreement will terminate in the event that the $5,000,000 policy limit of liability is exhausted. If U.S. Fire denies coverage for the consolidated cases under the policy and we are not successful in defending and protecting our interests in the cases, resulting in a judgment against us for substantial damages, we would not be able to pay such liability and, as a result, would be forced to seek bankruptcy protection.

         On July 10, 2003, a complaint was filed in the United  States  District
Court, District of Utah captioned Innovative Optics, Inc., Barton Dietrich Investments, L.P. v. Paradigm Medical Industries, Inc., Mackey Price & Thompson, Thomas Motter, Mark Miehle and John Hemmer, Case No. 2:03 CV00582DB. The complaint claims that Innovative and Barton entered into an asset purchase agreement with us on January 31, 2002, in which we agreed to purchase all the assets of Innovative in consideration for the issuance of 1,310,000 shares of the Company's common stock to Innovative. The complaint claims we breached the asset purchase agreement. The complaint also claims that we allegedly made false and misleading statements pertaining to the Blood Flow Analyzer(TM) and concerning a purchase order from Valdespino Associates Enterprises and Westland Financial Corporation. The purpose of these statements, according to the complaint, was to induce Innovative to sell its assets and purchase the shares of our common stock at artificially inflated prices while simultaneously deceiving Innovative and Barton into believing that the Company's shares were worth more than they actually were. The complaint contends that had Innovative and Barton known the truth, they would not have sold Innovative to us, would not have purchased our stock for the assets of Innovative, or would not have purchased the stock at the inflated prices that they allegedly paid. The complaint further contends that as a result of the allegedly false statements, Innovative and Barton suffered substantial damages in an amount to be proven at trial.

         The complaint also claims that 491,250 of the shares to be issued to Innovative in the asset purchase transaction were not issued on a timely basis and we also did not file a registration statement with the Securities and Exchange Commission within five months of the closing date of the asset purchase transaction. As a result, the complaint alleges that the value of the shares of our common stock issued to Innovative in the transaction declined, and Innovative and Barton suffered damages in an amount to be proven at trial. We filed an answer to the complaint and also filed counterclaims against Innovative and Barton for breach of contract. We believe the complaint is without merit and intend to vigorously defend and protect our interests in the action. If we are not successful in defending and protecting our interests in this action, resulting in a judgment against us for substantial damages, and U.S. Fire denies coverage in the litigation under the Directors and Officers Liability and Company Reimbursement Policy, we would not be able to pay such liability and, as a result, would be forced to seek bankruptcy protection.

         On October 14, 2003, an action was filed in the Third Judicial District Court, Salt Lake County, State of Utah, captioned Albert Kinzinger, Jr., individually and on behalf of all others similarly situated vs. Paradigm Medical Industries, Inc., Thomas Motter, Mark Miehle, Randall A. Mackey, and John Hemmer, Case No. 030922608. The complaint also indicates that it is a "Class Action Complaint for Violations of Utah Securities Laws and Plaintiffs Demand a Trial by Jury." We have retained legal counsel to review the complaint, which appears to be focused on alleged false or misleading statements pertaining to the Blood Flow Analyzer(TM). More specifically, the complaint alleges that we falsely stated in Securities and Exchange Commission filings and press releases that we had received authorization to use an insurance reimbursement CPT code from the CPT Code Research and Development Division of the American Medical Association in connection with the Blood Flow Analyzer(TM), adding that the CPT code provides for a reimbursement to doctors of $57.00 per patient for the Blood Flow Analyzer(TM).

         The purpose of these statements, according to the complaint, was to induce investors to purchase shares of our Series E preferred stock in a private placement transaction at artificially inflated prices. The complaint contends that as a result of these statements, the investors that purchased shares of our Series E preferred stock in the private offering suffered substantial damages to be proven at trial. The complaint also alleges that we sold Series E preferred shares without registering the sale of such shares or obtaining an exemption from registration. The complaint requests rescission, compensatory damages and treble damages, including interest and attorneys' fees. We filed an answer to the complaint. We believe the complaint is without merit and intend to vigorously defend our interests in the action. If we are not successful in defending and protecting our interests in the action, resulting in a judgment against us for substantial damages, and U.S. Fire denies coverage in the litigation under the Directors and Officers Liability and Company Reimbursement Policy, we would not be able to pay such liability and, as a result, would be forced to seek bankruptcy protection.

If the litigants in other lawsuits and threatened lawsuits succeed on any of their claims, it could adversely affect our financial condition and operations, and we would be forced to seek bankruptcy protection.

         We have been involved in other lawsuits besides the class action lawsuits, and have received demand letters threatening litigation. If the litigants in these other lawsuits and threatened lawsuits succeed on any of their claims, it would adversely affect our financial condition and operations, and we could be forced to seek bankruptcy protection.

         We received a demand letter dated December 30, 2002 from counsel for Thomas F. Motter, our former Chairman and Chief Executive Officer. Mr. Motter claims in the letter that he was entitled to certain stock options that had not been issued to him in a timely manner. By the time the options were actually issued to him, however, they had expired. Mr. Motter contends that if the options had been issued in a timely manner, he would have exercised them in a manner that would have given him a substantial benefit. Mr. Motter requests restitution for the loss of the financial opportunity. Mr. Motter also claims that he was defrauded by us by not being given an extended employment agreement when he terminated the change of control agreement that he had entered into with us.

         Mr. Motter is further claiming payment for accrued vacation time during the 13 years he had been employed by the Company, asserting that he only had a total of four weeks of vacation during that period. Finally, Mr. Motter is threatening a shareholder derivative action against us because of the board of directors' alleged failure to conduct an investigation into conversations that took place in a chat room on Yahoo. Mr. Motter asserts that certain individuals participating in the conversations were our officers or directors whose interests were in conflict with the interest of the shareholders. We believe that Mr. Motter's claims and assertions are without merit. However, if Mr. Motter succeeds on his claims, we would not be able to pay such liability and, as a result, would be forced to seek bankruptcy protection.

         An action was filed on June 20, 2003, in the Third Judicial District Court, Salt Lake County, State of Utah (Civil No. 030914195) by CitiCorp Vendor Finance, Inc., formerly known as Copelco Capital, Inc. The complaint claims that $49,626 plus interest is due for the leasing of two copy machines that were delivered to our Salt Lake City facilities on or about April of 2000. The action also seeks an award of attorney's fees and costs incurred in the collection. We dispute the amounts allegedly owed, asserting that the equipment it returned to the leasing company did not work properly. A responsive pleading has not yet been filed. We are currently engaged in settlement discussions with CitiCorp. However, if we are unable to settle the dispute, and CitiCorp succeeds on its claims, we may not be able to pay such liability and, as a result, would be forced to seek bankruptcy protection.

         We received demand letters dated July 18, 2003, September 26, 2003 and November 10, 2003 from counsel for Douglas A. MacLeod, M.D., a shareholder of the company. In the July 18, 2003 letter, Dr. MacLeod demands that he and certain entities with which he is involved or controls, namely the Douglas A. MacLeod, M.D. Profit Sharing Trust, St. Marks' Eye Institute and Milan Holdings, Ltd., be issued a total of 2,296,667 shares of our common stock and warrants to purchase 1,192,500 shares of our common stock at an exercise price of $.25 per share. Dr. MacLeod claims that these common shares and warrants are owing to him and the related entities under the terms of a mutual release dated January 16, 2003, which he and the related entities entered into with us. Dr. MacLeod renewed his request for these additional common shares and warrants in the September 26, 2003 and November 10, 2003 demand letters. We believe that Dr. MacLeod's claims and assertions are without merit and that neither he nor the related entities are entitled to any additional shares of our common stock or any additional warrants under the terms of the mutual release. However, if Dr. MacLeod succeeds on his claims, we would be required to issue additional common shares and warrants to him.

         On August 3, 2003, a complaint was filed against us by Corinne Powell, a former employee, in the Third Judicial District Court, Salt Lake County, State of Utah (Civil No. 030918364). Defendants consist of the Company and Randall A. Mackey, Dr. David M. Silver and Keith D. Ignotz, directors of the company. The complaint alleges that at the time we laid off Ms. Powell on March 25, 2003, she was owed $2,030 for business expenses, $11,063 for accrued vacation days, $12,818 for unpaid commissions, the fair market value of 50,000 stock options exercisable at $5.00 per share that she claims she was prevented from exercising, attorney's fees and a continuing wage penalty under Utah law. We dispute the amounts allegedly owed to Ms. Powell. However, if Ms. Powell succeeds on her claims, we may not be able to pay such liability and, as a result, would be forced to seek bankruptcy protection.

         On September 10, 2003, an action was filed against us by Larry Hicks in the Third Judicial District Court, Salt Lake County, State of Utah, (Civil No. 030922220), for payments due under a consulting agreement with us. The complaint claims that monthly payments of $3,083 are due for the months of October 2002 to October 2003 under a consulting agreement and, if the agreement is terminated, for the sum of $110,000 minus whatever we have paid Mr. Hicks prior to such termination, plus costs, attorney's fees and a wage penalty pursuant to Utah law. We dispute the amounts allegedly owed to Mr. Hicks. However, if Mr. Hicks succeeds on his claims, we would not be able to pay such liability and, as a result, would be forced to seek bankruptcy protection.

If we are unable to obtain additional capital, we would be required to eliminate certain activities that would adversely effect our operations.

         We may require substantial funds for various purposes, including continuing research and development, expanding clinical trials, completing the FDA approval process for our products (including the Photon(TM) laser system), and manufacturing and marketing our existing products. We will need to seek additional capital, possibly through public or private sales of our securities, in order to fund our activities on a long-term basis. Adequate funds may not be available when needed or on terms acceptable to us. Insufficient funds may require us to delay, scale back or eliminate certain or all of our research and development programs or to license third parties to commercialize products or technologies that we would otherwise seek to develop ourself, which may materially adversely affect our continued operations.

The recent loss of members of senior management could adversely affect our operations.

         Our success largely depends on a number of key employees. The loss of one or more of these employees could have a material adverse effect on us, including the development and sale of eye surgery systems. On August 30, 2002, Thomas F. Motter resigned as our Chairman of the Board and Chief Executive Officer, and Mark R. Miehle was terminated as our President and Chief Operating Officer. The reason for these management changes was that the board of directors determined that a change in the leadership and direction of our company was necessary due to management's inability to meet certain goals including those relating to sales and cost control. On June 3, 2003, Heber C. Maughan resigned as our Vice President of Finance, Treasurer and Chief Financial Officer to pursue other business opportunities. The recent loss of these members of senior management could have a significant adverse effect on us and our operations and prospects. We had no key man insurance on either Mr. Motter, Mr. Miehle or Mr. Maughan.

Our research activities may not result in any commercially profitable products.

         The science and technology of medical products, including lasers, is rapidly evolving. Our medical systems may require significant further research, development, testing and regulatory clearances. They are also subject to the risks of failure inherent in the development of products based on innovative technologies. These risks include the possibility that any or all of the proposed products will prove to be ineffective or unsafe; that they fail to receive necessary regulatory clearances; that the proposed products are uneconomical; that others hold proprietary rights which preclude us from marketing such products; or that others market better products. Accordingly, we are unable to predict whether our research and development activities will result in any commercially profitable products. Further, due to the extended testing and regulatory review process required, we may be unable to sell our current and proposed products. There is also no guarantee that we will be able to develop and sell a glaucoma surgery system.

We are uncertain of obtaining FDA approval for our Photon(TM) laser system and further development of the Photon(TM) is on hold until our financial situation improves, and we may lose our rights to manufacture or sell the Photon(TM) laser system if we are unable to agree on the correct method of calculating royalty payments under a license agreement.

         We are subject to substantial regulation by the Food and Drug Administration or FDA and other federal and state regulatory agencies. FDA regulations require us to obtain either 510(k) clearance or pre-marketing approval prior to marketing a product in the United States. We are also subject to foreign regulation and must receive various types of approvals from foreign government agencies prior to selling our products in some countries. The clearance and approval processes for both the FDA and foreign regulatory authorities are costly, time consuming and uncertain. In addition, we are required to obtain FDA approval before exporting a device which has not received FDA marketing clearance or approval. We may never be able to obtain these required government approvals. Delays or failure to obtain such approvals would materially and adversely effect us, as would changes in existing requirements. We have received 510(k) clearance from the FDA for our ultrasonic surgery systems allowing us to sell both devices in the United States. We have also received 510(k) clearance to market our Blood Flow Analyzer(TM).

         In May 1995, we were granted an investigational device exemption for our Photon(TM) laser system allowing us to conduct clinical studies in support of our application with the FDA to obtain approval to market the system. During the clinical trials, we discovered that the Photon(TM) laser system may not effectively remove hard (dense or impacted) cataracts. In May, 1998, we received FDA clearance to conduct clinical tests on soft cataracts. We believe the FDA will approve our 510(k) predicate device application for the Photon(TM) laser system because in the United States most cataracts are removed before tissue hardens. We received an FDA warning letter in August 2000 concerning deficiencies in the Phase I clinical trials and, after making several submissions to the FDA, we received a letter from the FDA in February 2001 stating that the deficiencies had been corrected and the clinical trials could continue.

         We have completed the authorized clinical studies and, in October 2001, made a supplemental submission to the FDA regarding the 510(k) application. We received a preliminary review from the FDA of our supplemental submission in December 2001 and submitted additional clinical information to the FDA on February 6, 2002. On May 7, 2002, we received a letter from the FDA requesting further clinical information. We have generated additional clinical information in response to the letter and are uncertain if we will make a submission to the FDA with the additional clinical information. Because of the "going concern" status of the company, management has focused efforts on those products and activities that will, in its opinion, achieve the most resource efficient short-term cash flow to the company. As reflected in the results for the fiscal year ended December 31, 2003, diagnostic products are currently our major focus and the Photon(TM) and other extensive research and development projects have been put on hold pending future evaluation when our financial position improves. Our focus is not on any specific diagnostic product or products, but rather on our entire group of diagnostic products.

         We have also received FDA approval to manufacture and export the Photon(TM) laser system internationally. However, we have not yet obtained approval from some foreign countries to market the laser product where approval is necessary. We anticipate that many contemplated applications of our currently existing and planned products will be subject to the lengthy regulatory approval process, including preclinical studies, clinical trials and extensive regulatory review. This process could take many years and require the expenditure of substantial resources.

         The Photon(TM) laser system is protected under a United States patent issued to Daniel M. Eichenbaum, M.D. in 1987 and subsequently assigned to PhotoMed International, Inc. and a Japanese patent issued to us in 1997. The United States patent is due to expire in September 2004. We secured the exclusive worldwide rights to this patent from PhotoMed by means of a license agreement dated July 7, 1993. The license agreement expires when the United States patent rights expire in September 2004. PhotoMed and Dr. Eichenbaum brought legal action against us on September 11, 2000 involving an amount of royalties that are allegedly due and owing to them from the sale of equipment by us under the license agreement.

         We have paid $14,736 to bring all royalty payments up to date through June 30, 2001. We have been working with PhotoMed and Dr. Eichenbaum to insure that the royalty calculations have been correctly made. It is anticipated that once the parties agree on the correct royalty calculations, the legal action will be dismissed. However, if the parties are unable to agree on a method of calculating royalties, there is risk that PhotoMed and Dr. Eichenbaum may amend the complaint to request termination of the license agreement and, if successful, we would lose our rights to manufacture or sell the Photo(TM) laser system.

Our executives lack operating experience.

         Our executives rely on their experience and skill from their professional occupations. None of our executives has direct experience in managing a company that utilizes research and product development activities and technology to such a high degree.

Purchasers of our common shares could experience dilution from our tendering puts under a private equity line of credit agreement with Triton West.

         On June 30, 2000, we entered into a private equity line of credit agreement with Triton West Group, Inc., in which Triton agreed to provide an amount up to $20,000,000 to us in order to purchase put common shares pursuant to the terms and conditions of the agreement. Under the agreement, we may elect for a period of three years from the effective date of December 8, 2000 (the date on which the Securities and Exchange Commission declared effective a registration statement registering shares to be purchased by Triton on put transactions with us) to exercise our right to tender a put notice to Triton. The put notice requires Triton to purchase shares of our common stock at 88% of the market price on the trading day immediately following the valuation period, which is a period of five trading days beginning two days before the trading day on which the put notice is deemed to be delivered and two trading days after such date. Under certain conditions, the purchase price will be reduced to 85% of the market price of our common stock. The agreement provides certain restrictions on the tendering of puts. The maximum amount of each put (which may vary from $750,000 to $2,000,000) is to be determined according to a schedule based on the trading price of our common stock at the time and the average 30 day volume of such shares. There must be a minimum of 15 business days between puts. Moreover, a registration statement must be effective registering the shares of common stock covered by the put. There may be significant dilution associated with tendering put notices under the agreement. Because a registration statement is not effective registering the shares issuable under the equity line of credit, our equity line of credit is currently not available as a source of equity. The equity line of credit agreement expired by its terms on December 8, 2003, but the Company is currently in the process of renewing the agreement.

Our products may become obsolete due to rapid technological change.

         Our market is subject to rapid technological change. Development by others of new or improved products, processes or technologies may make our products obsolete or less competitive. Accordingly, we must continue investing in research and development on our existing products and to develop new products. Despite such investment, our current or proposed products may be unsuccessful.

Our Photon(TM) laser system could receive competition from other laser systems that are well financed with well recognized trade names.

         Our Photon(TM) laser system will potentially receive competition from other laser systems, such as excimer, holmium (Ho:YAG), Erbium (Er:YAG), Nd:YLF (Neodymium:Yttium-Lithium-Fluoride) or lasers of other wave lengths. Competition may also come from other medical devices and other surgical techniques. Further, the cataract surgical device industry is dominated by a small number of large competitors that are well established in the marketplace, have experienced management, are well financed and have a well recognized trade name related to their product lines. We may be unable to penetrate the existing market and acquire a sufficient market share to be profitable. Significant competitive factors which will affect future sales include regulatory approvals, performance, pricing, timely product shipment, safety, customer support, convenience of use and patient and general market acceptance.

Our new products may incur unexpected production problems, which would impact our sales and profits.

         New ventures, particularly those involved in a highly technical industry such as the medical industry, have substantial inherent risks. These risks are in three general areas: technical, mechanical and human. Notwithstanding any pre-production planning, new products can incur unexpected problems in full scale production, which cannot always be foreseen or accurately predicted. Designs can become unworkable, for unpredicted reasons. Quality control and component sourcing failures can also be expected from time to time. Any business, including ours, is substantially dependent upon the capabilities and performance of both management, engineering and sales personnel. Mistakes in judgment or performance can be costly and, in certain instances, disabling. Therefore, management skill, experience, character and reliability are of significant importance.

Mistakes may occur in the design and manufacture of our products, which could prevent or limit the sales of such products.

         The high-technology product line requires us to deal with suppliers and subcontractors supplying highly specialized parts, operating highly sophisticated and narrow tolerance equipment and performing highly technical calculations. Components must be custom designed and manufactured, which is not only complicated and expensive, but can also require a number of months to accomplish. Slight mistakes in either the design or manufacture can result in unsatisfactory parts that may not be correctable. Because our business requires the talents of various professions, mistakes from very slight oversights or miscommunications can occur, resulting not only in costly delays and lost orders, but also in disagreements regarding liability and, in any event, extended delays in production. Moreover, we rely on suppliers that are related to each other for parts and equipment. When dealing with related suppliers the terms on which parts and equipment are purchased may not be as favorable as could be obtained from unrelated third-party suppliers.

We are dependent upon a limited number of key suppliers for components and parts used in our products and the interruption in the supply of these components and parts could impede our ability to deliver our products to market.

         We currently purchase components and parts used in our products from a limited number of key suppliers. Although we maintain alternative suppliers, our reliance on our principal suppliers could result in delays associated with redesigning a product due to an inability to obtain an adequate supply of required components and parts, and reduced control over pricing, quality and timely delivery. The loss of any of these principal suppliers or the inability of a supplier to meet performance and quality specifications, requested quantities or delivery schedules could cause our revenues to decline. In addition, any interruption or discontinuance in the supply of components or parts could have an adverse effect on our business, results of operation and financial condition. Further, a significant price increase from any of our principal suppliers could cause our profitability to decline if we cannot increase the prices of our products to our customers. Our principal suppliers include Capistrano Labs, U.S. Ultrasound and Anello.

No independent marketing studies have been made to confirm the commercial demand for the Photon(TM) laser system and the Blood Flow Analyzer(TM).

         We believe that there is substantial commercial demand for our Photon(TM) laser system and our Blood Flow Analyzer(TM) for the eyes at a profitable price. However, this belief is solely based on our management's experience and judgment. At this time, there have been no independent marketing studies by independent professional marketing firms to reliably confirm the extent of this demand, the price ranges within which it exists and the amount of promotion necessary to exploit whatever demand does exist.

Our Photon(TM) laser system may not be accepted in the marketplace because it does not remove hard cataracts.

         Our products may not be accepted in the marketplace. Such acceptance will depend on a number of factors including receiving regulatory approvals, demonstrating the safety, and advantages of our products over existing systems and techniques. Our Photon(TM) laser system may never gain market acceptance since the system does not effectively remove hard (dense or impacted) cataracts. Further, we may be unable to successfully market our products even if they perform successfully in clinical applications. Our Precisionist ThirtyThousand(TM) Workstation(TM) may not gain acceptance unless we can reduce or eliminate the vacuum surge and develop additional, complementary surgical devices for installation in that host system. Vacuum surge is a phenomenon that occurs when the tip of the ultrasonic needle is obstructed by target tissue, allowing pressure to build up and, if the pressure is not released, a rush of fluid goes from the chamber of the eye into the needle to equalize the pressure.

The result can be complications to the eye such as posterior capsule rupture, iris capture and chamber collapse. We believe this phenomenon affects all other ultrasonic cataract removal systems currently on the market.

Our pending patents may not be perfected and our present or future patents may infringe upon the patents of others, which could restrict or prevent the manufacture and sale of our products.

         We depend on our ability to license and obtain patents and on the adherence to confidentiality agreements executed by employees, consultants and third-parties to maintain the proprietary nature of our technology and to operate without infringing on the proprietary rights of others. Our laser probe is protected by a United States patent issued in 1987 to Daniel M. Eichenbaum, M.D. These patent rights expire in September 2004. Patents have also been granted to the Blood Flow Analyzer(TM) in the United States and the United Kingdom, to the Dicon(TM) Topographer in the United States, and to the Dicon(TM) Perimeter in the United States, the United Kingdom, Germany and Switzerland. The pending patents may not be perfected. Also, our present or future products may be found to infringe upon the patents of others. If our products are found to infringe on the patents, or otherwise impermissibly utilize the intellectual property of others, our development, manufacture and sale of such products could be severely restricted or prohibited. We may be required to obtain licenses to utilize such patents or proprietary rights of others and acceptable terms may be unavailable. If we do not obtain such licenses, the development, manufacture or sale of products requiring such licenses would be materially adversely affected. In addition, we could incur substantial costs in defending ourself against challenges to our patents or infringement claims made by third parties or in enforcing any patents we may obtain.

Because patents only provide limited protection, others could produce and distribute products similar to the Photon(TM) laser system, the Mentor systems and the Blood Flow Analyzer(TM).

         We rely on the protections for our products that we hope to realize under the United States and foreign patent laws. However, patents provide limited protections. We have a United States and Japanese patent on the hand-held probe design and applications for various foreign patents are either pending or planned, and the patents for the Blood Flow Analyzer(TM) for the eyes are reported by Occular Blood Flow, Ltd. to have been approved in the United States and the United Kingdom. Similar devices, however, could be designed that do not infringe on our patent rights, but that are similar enough to compete against our patented products. Moreover, it is possible that an unpatented but prior existing device or design may exist that has never been made public and therefore is not known to us or the industry in general. Such a device could be introduced into the market without infringing on our current patent. If any such competing non-infringing devices are produced and distributed, our profit
potential  would  be  seriously  limited,   which  would  seriously  impair  our
viability.

Some of our products may be denied reimbursement by third-party payors, such as government programs and private insurance plans.

         We anticipate that our medical devices will generally be purchased by ophthalmologists and hospitals that will then bill various third-party payors, such as government programs and private insurance plans, for the health care services provided to their patients. Government agencies generally reimburse at a fixed rate based on the procedure performed. Some of the potential procedures for which our medical devices may be used, however, may be denied reimbursement as elective. In addition, third-party payors may deny reimbursement if they determine that the use of our products was unnecessary, inappropriate, not cost-effective, experimental or used for a non-approved indication. Certain purchasers of our Blood Flow Analyzer,(TM), for example, have had difficulty in obtaining reimbursement from insurance carriers. Even if we receive FDA clearances for our products, third-party payors may nevertheless deny reimbursement. Furthermore, third-party payors increasingly challenge the prices charged for medical products and services. Reimbursement from third-party payors may be unavailable or if available, that reimbursement may be limited when compared with reimbursement for competitive procedures, thereby materially adversely affecting our ability to profitably sell products. The market for our products could also be adversely affected by recent federal legislation that reduces reimbursements under the capital cost pass- through system utilized in connection with the Medicare program. Failure by hospitals and other users of our products to obtain reimbursement from third-party payors or changes in government and private third-party payors' policies toward reimbursement for procedures employing our products would have a material adverse effect on us.

Congress may introduce legislation that could result in price limits and utilization controls on our products.

         Members of Congress have introduced legislation to change aspects of the delivery and financing of health care services. Such legislation to control or reduce public (Medicare and Medicaid) and private spending on health care, to reform the methods of payment for health care goods and services by both the public and private sectors, and to provide universal access to health care may be passed. We cannot predict what form this legislation may take or the effect of such legislation on our business. It is possible that the legislation ultimately enacted by Congress will contain provisions resulting in price limits and utilization controls which may reduce the rate of increase in the growth of the ophthalmic laser market or otherwise adversely affect our business. It is also possible that future legislation could result in modifications to the nation's public and private health care insurance systems which will affect reimbursement policies in a manner adverse to us. We also cannot predict what other legislation relating to our business or the health care industry may be enacted, including legislation relating to third-party reimbursement, or what effect legislation may have on the results of our operations.

Because we have minimal direct sales experience, our sales program may be unsuccessful.

         We commenced a direct sales program in July 1993 with three sales representatives to market our products. In July 2000, four additional sales representative were hired. In August 2001, 15 additional sales representatives were hired, bringing the total number of sales representatives to 22. The number of sales representatives has been reduced to five as a result of our efforts to reduce costs and absence of the anticipated FDA approval of the Photon(TM) laser system. However, we have minimal direct sales experience and may need to recruit additional qualified personnel for this purpose. Our sales program may be unsuccessful or we may be unable to attract and retain qualified distributors on favorable terms.

Our product liability insurance could be inadequate to cover liabilities if we face significant product liability claims against us.

         The nature of our business exposes it to risk from product liability claims and there can be no assurance that we can avoid significant product liability exposure. We maintain product liability insurance providing coverage up to $2,000,000 per claim with an aggregate policy limit of $2,000,000. There is substantial doubt that this amount of insurance would be adequate to cover liabilities should we face significant claims. A successful products liability claim brought against us could have a material adverse effect on our business, operating results and financial condition. Further, product liability insurance is becoming increasingly expensive, and there can be no assurance that we will successfully maintain adequate product liability insurance at acceptable rates, or at all. Should we be unable to maintain adequate product liability insurance, our ability to market our products would be significantly impaired. Any losses that we may suffer from future liability claims or a voluntary or involuntary recall of our products and the damage that any product liability litigation or voluntary or involuntary recall may do to the reputation and marketability of our products would have a material adverse effect on our business, operating results and financial condition.

Our future products sales in foreign countries could be adversely effected by a significant increase in value of the U.S. dollar against local currencies, economic and political instability, and changes in the regulatory processes and other regulations.

         We anticipate that a significant portion of our future product sales will be in foreign countries. Because we quote prices for our products and accept payment on sales principally in U.S. dollars, any significant increase in the value of the U.S. dollar against local currencies may make our products less competitive with foreign products. The economic and political instability of some foreign countries also may affect the ability of ophthalmologists and others to purchase our products, or the ability of potential customers to pay for the procedures for which our products are used. In addition, other specific risks in doing business in foreign countries include changes in the regulatory processes affecting our products, in controls governing foreign payments by our customers, and in regulations, taxes and customs duties or requirements that may be imposed on the purchase of our products. The foreign countries where our products are sold include but are not limited to Argentina, Australia, Bangladesh, Borneo, Brazil, Canada, China, Czechoslovakia, Egypt, France,
Germany, Greece, Hong Kong, India, Israel, Italy, Japan, Jordan, Korea, Malaysia, Mexico, New Zealand, Pakistan, Peru, Poland, Puerto Rico, Russia, Saudi Arabia, Spain, Sri Lanka, Taiwan, Thailand, Turkey, United Kingdom, and United Arab Emirates. Certain of countries may experience political, economic or social instability, which could adversely affect our sales.

The market price of our securities could fluctuate significantly.

         Our common stock and Class A warrants were delisted on The Nasdaq SmallCap Market effective June 26, 2003 and currently trade on the OTC Bulletin Board. Factors such as announcements by us of the regulatory status of products, quarterly variations in our financial results, the gain or loss of material contracts, changes in management, regulatory changes, trends in the industry or stock market and announcements by competitors, among other things, could cause the market price of such securities to fluctuate significantly.

We may issue preferred shares with preferences in an equal or prior rank to existing preferred shares.

         Our certificate of incorporation authorizes the issuance of shares of "blank check" preferred stock, which will have such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our Board of Directors is empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. Those terms and conditions may include preferences on an equal or prior rank to existing preferred stock. Those shares may be issued on such terms and for such consideration as the board then deems reasonable and such stock shall then rank equally in all aspects of the series and on the preferences and conditions so provided, regardless of when issued. In the event of such issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. As of March 31, 2004, the following preferred shares were issued and outstanding: 5,627 shares of Series A preferred stock

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

convertible into 6,753 common shares; 8,986 shares of Series B preferred stock convertible into 10,783 common shares; no shares of Series C preferred stock; 5,000 shares of Series D preferred stock convertible into 8,750 common shares; 1,000 shares of Series E preferred stock convertible into 53,333 common shares; 4,598.75 shares of Series F preferred stock convertible into 245,267 common shares; and 1,981,560 shares of Series G preferred stock convertible into 1,981,560 common shares.

Our preferred shares have rights that amount to a preference over the shares of this offering.

         Our preferred shares have dividend and liquidation rights that amount to preferences over the shares of this offering. We must pay any cash dividends to our holders of preferred shares before paying cash dividends to the holders of the shares of this offering. The dividend rights of our preferred shares are as follows: for Series A and Series B preferred shares, $.24 per share per annum payable, at our option, in cash from surplus earnings; for Series C preferred shares, 12% non-cumulative preferred shares payable, at our option, in common stock or cash from surplus earnings; and for Series D, E, F and G preferred shares, 8% non-cumulative preferred dividends payable, at our option, in common stock or cash from surplus earnings. Upon our liquidation, we must pay preferential distributions to our preferred shareholders before paying any distributions to holders of the shares of this offering. The liquidation rights of our preferred shares are as follows: for Series A preferred shares, $1.00 per share, plus accrued and unpaid dividends; for Series B preferred shares, $4.00 per share, plus accrued and unpaid dividends; for Series C preferred shares, the stated value of $100.00 per share, plus declared but unpaid dividends; for Series D preferred shares, the stated value of $1.75 per share, plus declared but unpaid dividends; for Series E, F, and G preferred shares, the greater of
(i) the amount of distributions such shares would have received had the holders converted such preferred shares into common stock immediately prior to liquidation, or (ii) the stated value of $100.00 per share, plus declared but unpaid dividends.

Exercise of outstanding options and warrants will dilute existing stockholders and could decrease the market price of our common stock

         As of March 31, 2004, we had issued and outstanding 25,509,868 shares of our common stock, shares of Series A, B, D, E, F and G preferred stock convertible into 2,080,743 shares of common stock, and outstanding options and warrants to purchase 8,096,708 additional shares of common stock. The existence of the outstanding preferred shares, options and warrants may adversely effect the market price of our common stock and the terms under which we could obtain additional equity capital.

We do not expect to pay any cash dividends in the foreseeable future.

         We issued a stock dividend on our Series A preferred stock and Series B preferred stock on January 8, 1996, to stockholders of record as of December 31, 1994. We have not paid any cash dividends on our common shares and do not expect to declare or pay any cash or other dividends in the foreseeable future so that we may reinvest earnings, if any, into the development of the business. The holders of our Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock, Series E preferred stock, Series F preferred stock and Series G preferred stock are entitled to non-cumulative cash dividends paid out of surplus earnings.

None of the proceeds from the sale of shares in this offering will be placed in escrow and therefore there are no investor protections for the return of subscription funds once accepted.

         We have not established a minimum amount of proceeds that we must receive in the offering before any proceeds may be accepted. Once accepted, the funds will be deposited into an account maintained by us and considered general assets of Paradigm. None of the proceeds will be placed in any escrow, trust or other arrangement. Therefore, there are no investor protections for the return of subscription funds once accepted.

We have sole discretion in allocating the proceeds from the offering.

         All of the net proceeds of the offering, if any, have been allocated to working capital (and not otherwise allocated for a specific purpose) and will be used for such purposes as management may determine in its sole discretion without the need for stockholder approval with respect to any such allocations.

We may have continuing liability following our rescission offer in 1996 to Series B preferred shareholders.

         We issued 493,000 shares of Series B preferred stock in 1994 and 1995. The Series B shares may not have been sold in compliance with certain aspects of California corporate law and federal and state securities laws. Concurrently with our July 1996 public offering, we provided the Series B shareholders with a rescission offer to repurchase all Series B preferred shares or rescission shares owned by the Series B shareholders. The Series B shareholders were offered the right to rescind their purchases and receive a refund of the price paid by them of $4.00 per share plus an amount equal to the interest thereon at rates ranging from 6% to 12% per annum from the date the rescission shares were purchased to July 25, 1996, the date our public offering closed and each rescinding shareholder was paid by us. The original purchasers of approximately

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

93% of the Series B shares (460,250 shares) rejected the rescission offer by responding as requested in the rescission offer or by failing to return a response within 30 days of receiving the rescission offer. Two shareholders owning a combined total of 32,750 shares accepted the rescission offer. We purchased the 32,750 shares from the two shareholders accepting the rescission offer from the proceeds from our public offering. The rescission offer was designed to reduce any type of contingent liability we may be subject to in connection with its private placement of Series B preferred stock. However, the rescission offer may not have fully relieved us from exposure to contingent liability under federal or state securities laws. Not every state statutorily provides for voluntary rescission offers. In addition, other states, although authorizing rescission offers, do not completely limit the liability of the offeror. Thus, we may have continuing liability in certain states following the rescission offer. Other than the payments in 1996 to the two shareholders accepting the rescission offer, we have made no additional payments thereunto as no other shareholder has accepted the rescission offer. Moreover, there has been no litigation by a shareholder involving the private offering of Series B preferred stock or the rescission offer. As of March 31, 2004, a total of 484,014 shares of Series B preferred stock have been converted into 580,817 shares of common stock. There are a total of 8,986 shares of Series B preferred stock issued and outstanding, which are convertible into 10,783 shares of common stock.

Because we failed to hold an annual shareholders meeting in fiscal 2003, the Delaware Court of Chancery may order an annual meeting to be held upon request by a shareholder.

         We did not hold an annual meeting of the shareholders for fiscal 2003 in order to avoid the costs of such a meeting, including the cost of preparing and mailing a proxy statement and annual report to each of our shareholders. There were no actions taken in 2003 by the board of directors or our management that required shareholder approval. Under Delaware law, we are required to hold an annual shareholders meeting each year. A failure to hold an annual shareholders meeting does not effect otherwise valid corporate acts or work a forfeiture or dissolution of the company. However, if we fail to hold an annual shareholders meeting for a period of 30 days after the date designated in our bylaws for the annual meeting, the Delaware Court of Chancery may order an annual meeting to be held upon the application of any of our shareholders. If an annual meeting is ordered to be held by the court, we would have to incur the costs of holding the meeting, including the cost of preparing and mailing the proxy statement and annual report to each of our shareholders. We anticipate holding an annual shareholders meeting in 2004.

We have indemnification agreements with certain officers and directors that may require us to indemnify them in a civil or criminal action.

         Our certificate of incorporation eliminates in certain circumstances the liability of directors for monetary damages for breach of their fiduciary duty as directors. We have entered into indemnification agreements with certain directors and officers. Each such indemnification agreement provides that we will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer, other than an action instituted by the director or officer. The indemnification agreements will also require that we indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Each indemnification agreement will permit the director or officer that is party thereto to bring suit to seek recovery of amounts due under the indemnification agreement and to recover the expenses of such a suit if he or she is successful.

Our Board of Directors has the right to issue additional shares of common stock and to create a new series of preferred stock which could dilute holders of common stock.

         Our board of directors has the inherent right under applicable Delaware law, for whatever value the board deems adequate, to issue additional common shares up to the limit of shares authorized by the certificate of incorporation, and, upon such issuance, all holders of shares of common stock, regardless of when they are issued, thereafter generally rank equally in all aspects of that class of stock, regardless of when issued. Our board of directors likewise has the inherent right, limited only by applicable Delaware law and provisions of the Certificate of Incorporation to increase the number of preferred shares in a series, to create a new series of preferred shares and to establish preferences and all other terms and conditions in regard to such newly-created series. Any of those actions will dilute the holders of common shares and also affect the relative position of the holders of any series of any class. Current stockholders have no rights to prohibit such issuances nor inherent "preemptive" rights to purchase any such stock when offered.

Legal Proceedings

         An action was brought against us in March 2000 by George Wiseman, a former employee, in the Third District Court of Salt Lake County, State of Utah. The complaint alleges that we owe Mr. Wiseman 6,370 shares of our common stock plus costs, attorney's fees and a wage penalty (equal to 1,960 additional shares of our common stock) pursuant to Utah law. The action is based upon an extension of a written employment agreement. We dispute the amount allegedly owed and intend to vigorously defend against the action.

         An action was brought against us on March 7, 2000 in the Third District Court of Salt Lake County, State of Utah, by the Merrill Corporation that alleges that we owe the Merrill Corporation approximately $20,000 together with interest thereon at the rate of 10% per annum from August 30, 1999, plus costs and attorney's fees. The complaint alleges a breach of contract relative to printing services. We filed an answer to the complaint. On August 12, 2003, the court dismissed the action without prejudice.

         An action was brought against us on September 11, 2000 by PhotoMed International, Inc. and Daniel M. Eichenbaum, M.D. in the Third District Court of Salt Lake County, State of Utah. The action involves an amount of royalties that are allegedly due and owing to PhotoMed International, Inc. and Dr. Eichenbaum under a license agreement dated July 7, 1993, with respect to the sale of certain equipment, plus costs and attorneys' fees. Discovery has taken place and we have paid royalties of $14,736 to bring all payments up to date through June 30, 2001. We have been working with PhotoMed and Dr. Eichenbaum to ensure that the calculations have been correctly made on the royalties paid as well as the proper method of calculation for the future.

         It is anticipated that once the parties can agree on the correct calculations on the royalties, the legal action will be dismissed. The issue in dispute concerning the method of calculating royalties is whether royalties should be paid on returned equipment. Since July 1, 2001, only one Photon(TM) laser system has been sold and no systems returned. Thus, the amount of royalties due, according to our calculations, is $600. We intend to make payment of this amount to PhotoMed and Dr. Eichenbaum and, as a result, to have the legal action dismissed. However, if the parties are unable to agree on a method for calculating royalties, there is a risk that PhotoMed and Dr. Eichenbaum might amend their complaint to request termination of the license agreement and, if successful, we would lose our right to manufacture and sell the Photon(TM) laser system.

         We received a demand letter dated December 9, 2002 from counsel for Dan Blacklock, dba Danlin Corp. The letter demands payment in the amount of $65,160 for manufacturing and supplying parts for microkeratome blades. Our records show that we received approximately $34,824 in parts from the Danlin Corp., but that the additional amounts that the Danlin Corp contends are owed were from parts that were received but rejected by us because they had never been ordered. On August 14, 2003, we agreed to make a $13,650 payment to Danlin Corp. in settlement of the dispute. We have since made the $13,650 payment to Danlin Corp.

         We received a demand letter dated December 30, 2002 from counsel for Thomas F. Motter, our former Chairman and Chief Executive Officer. Mr. Motter claims in the letter that he was entitled to certain stock options that had not been issued to him in a timely manner. By the time the options were actually issued to him, however, they had expired. Mr. Motter contends that if the options had been issued in a timely manner, he would have exercised them in a manner that would have given him a substantial benefit. Mr. Motter requests restitution for the loss of the financial opportunity. Mr. Motter also claims that he was defrauded by us by not being given an extended employment agreement when he terminated the change of control agreement that he had entered into with us.

         Mr. Motter is further claiming payment for accrued vacation time during the 13 years he had been employed by the Company, asserting that he only had a total of four weeks of vacation during that period. Finally, Mr. Motter is threatening a shareholder derivative action against us because of the board of directors' alleged failure to conduct an investigation into conversations that took place in a chat room on Yahoo. Mr. Motter asserts that certain individuals participating in the conversations were our officers or directors whose interests were in conflict with the interest of the shareholders. We believe that Mr. Motter's claims and assertions are without merit and intend to vigorously defend against any legal action that Mr. Motter may bring.

         On January 24, 2003, an action was brought by Dr. John Charles Casebeer against us in the Montana Second Judicial District Court, Silver Bow County, State of Montana (Civil No. DU-0326). The complaint alleges that Dr. Casebeer entered into a personal services contract with us memorialized by a letter agreement dated April 20, 2002, with it being alleged that Dr. Casebeer fully performed his obligations. Dr. Casebeer asserts that he is entitled to $43,750 per quarter for consultant time and as an incentive to be granted each quarter $5,000 in options issued at the fair market value. An additional purported incentive was $50,000 in shares of stock being issued at the time a formalized contract was to be signed by the parties. In the letter it is provided that at its election, we may pay the consideration in the form of stock or cash and that stock would be issued within 30 days of the close of the quarter. Prior to the litigation, we issued 43,684 shares to Dr. Casebeer. The referenced letter provides that termination may be made by either party upon giving 90 days written notice. Notice was given by us in early November 2002. We filed an answer in defense of the action. The issues included whether or not Dr. Casebeer fully performed as asserted. The case has been settled through the issuance of 300,000 additional shares of our common stock to Dr. Casebeer.

         On May 14, 2003, a complaint was filed in the United States District Court, District of Utah, captioned Richard Meyer, individually and on behalf of all others similarly suited v. Paradigm Medical Industries, Inc., Thomas Motter, Mark Miehle and John Hemmer, Case No. 2:03 CV00448TC. The complaint also indicates that it is a "Class Action Complaint for Violations of Federal Securities Law and Plaintiffs Demand a Trial by Jury." We have retained legal counsel to review the complaint, which appears to be focused on alleged false and misleading statements pertaining to the Blood Flow Analyzer(TM) and concerning a purchase order from Valdespino Associates Enterprises and Westland Financial Corporation.

         More specifically, the complaint alleges that we falsely stated in our Securities and Exchange Commission filings and press releases that we had received authorization to use an insurance reimbursement CPT code from the CPT Code Research and Development Division of the American Medical Association in connection with the Blood Flow Analyzer(TM), adding that the CPT code provides for a reimbursement to doctors of $57.00 per patient for use of the Blood Flow

Analyzer(TM). The complaint also alleges that on July 11, 2002, we issued a press release falsely announcing that we had received a purchase order from Valdespino Associates Enterprises and Westland Financial Corporation for 200 sets of our entire portfolio of products, with $70 million in systems to be delivered over a two-year period, then another $35 million of orders to be completed in the third year. As a result of these statements, the complaint contends that the price of our shares of common stock was artificially inflated during the period from April 25, 2001 through May 14, 2003, and the persons who purchased our common shares during that period suffered substantial damages. The complaint requests judgment for unspecified damages, together with interest and attorney's fees.

         We dispute having issued false and misleading statements concerning the Blood Flow Analyzer(TM) and a purchase order from Valdespino Associates Enterprises and Westland Financial Corporation. On April 25, 2001, we issued a press release that stated we had received authorization to use common procedure terminology or CPT code number 92120 for our Blood Flow Analyzer(TM). This press release was based on a letter we received from the CPT Editorial Research and Development Department of the American Medical Association authorizing use of common procedure terminology or CPT code number 92120 for our Blood Flow Analyzer(TM), for reimbursement purposes for doctors using the device.

         Currently, there is reimbursement by insurance payors to doctors using the Blood Flow Analyzer(TM) in 22 states and partial reimbursement in four other states. The amount of reimbursement to doctors using the Blood Flow Analyzer(TM) generally ranges from $56.00 to $76.00 per patient, depending upon the insurance payor. Insurance payors providing reimbursement for the Blood Flow Analyzer(TM) have the discretion to increase or reduce the amount of reimbursement. We are endeavoring to obtain reimbursement by insurance payors in other states where there is currently no reimbursement being made. We believe we have continued to correctly represent in our Securities and Exchange Commission filings that we have received authorization from the CPT Editorial Research and Development Department of the American Medical Association to use CPT code number 92120 for our Blood Flow Analyzer(TM), for reimbursement purposes for doctors using the device.

         On July 11, 2002, we issued a press release that stated we received a purchase order from Westland Financial Corporation and Valdespino Associates Enterprises for 200 complete sets of our entire product portfolio of diagnostic and surgical equipment for Mexican ophthalmic practitioners, to be followed by a second order of 100 sets of equipment. The press release was based on a purchase order dated July 10, 2002 that we entered into with Westland Financial Corporation for the sale of 200 complete sets of our surgical and diagnostic equipment to Mexican ophthalmic practitioners. The press release also stated that the initial order was for $70 million of our equipment to be filled over a two-year period followed by the second order of $35 million in equipment to be completed in the third year. The press release further stated that delivery would be made in traunches of 25 complete sets of our equipment, beginning in 30 days from the date of the purchase order.

         On September 13, 2002, the board of directors issued a press release updating the status of our product sales to the Mexican ophthalmic practitioners. In that press release the board stated that we had been in discussions for the prior nine months with Westland Financial Corporation, aimed at supplying our medical device products to the Mexican market. In the past, we have had a business relationship with Westland Financial. Upon investigation, the board of directors had determined that the purchase order referenced in the July 11, 2002 press release was not of such a nature as to be enforceable for the purpose of sales or revenue recognition. In addition, we had not sent any shipment of medical products to Mexican ophthalmic practitioners nor received payment for those products pursuant to those discussions. The September 13, 2002 press release also stated that discussions were continuing with Westland Financial Corporation regarding sales and marketing activities for our medical device products in Mexico, but we could not, at the time, predict or provide any assurance that any transactions would result.

         On June 2, 2003, a complaint was filed in the United States District Court captioned Michael Marrone v. Paradigm Medical Industries, Inc., Thomas Motter, Mark Miehle and John Hemmer, Case No. 2:03 CV00513 PGC. On or about June 11, 2003, a complaint was filed in the same United States District Court captioned Milian v. Paradigm Medical Industries, Inc., Thomas Motter, Mark
Miehle and John Hemmer, Case No. 2:03 CV00617PGC. Both complaints seek class action status. These cases are substantially similar in nature to the Meyer case, including the contention that as a result of allegedly false statements regarding the Blood Flow Analyzer(TM) and the purchase order from Valdespino Associates Enterprises and Westland Financial Corporation, the price of our common stock was artificially inflated and the persons who purchased our common shares during the class period suffered substantial damages. The cases request judgment for unspecified damages, together with interest and attorneys' fees. These cases have now been consolidated with the Meyer case into a single action. We believe the consolidated cases are without merit and intend to vigorously defend and protect our interests in the said cases.

         We were issued a Directors and Officers Liability and Company Reimbursement Policy by United States Fire Insurance Company for the period from July 10, 2002 to July 10, 2003 that contains a $5,000,000 limit of liability, which is excess of a $250,000 retention. The officers and directors named in the consolidated cases have requested coverage under the policy. U.S. Fire is currently investigating whether it may have a right to deny coverage for the consolidated cases based upon policy terms, conditions and exclusions or to rescind the policy based upon misrepresentations contained in our application for insurance.

         We have not paid any amounts toward satisfaction of any part of the $250,000 retention that is applicable to the consolidated cases. We have advised U.S. Fire that we cannot pay the $250,000 retention due to our current financial circumstances. As a consequence, on January 8, 2004, we entered into a non-waiver agreement with U.S. Fire in which U.S. Fire agreed to fund and advance our retention obligation in consideration for which we have agreed to reimburse U.S. Fire the sum of $5,000 a month, for a period of six months, with the first of such payments due on February 15, 2004. Thereafter, commencing on August 15, 2004, we are currently required to reimburse U.S. Fire the sum of $10,000 per month until the entire amount of $250,000 has been reimbursed to U.S. Fire. We have not yet made the payments due to U.S. Fire on February 15, March 15 and April 15, 2004.

         In the event U.S. Fire determines that we or the former officers and directors named in the consolidated cases are not entitled to coverage under the policy, or that it is entitled to rescind the policy, or should we be declared in default under the non-waiver agreement, for not making the monthly payments in a timely manner that are owed to U.S. Fire, then we agree to pay U.S. Fire, on demand, the full amount of all costs advanced by U.S. Fire, except for those amounts that we may have reimbursed to U.S. Fire pursuant to the monthly payments due under the non-waiver agreement.

         We will be in default under the non-waiver agreement if we fail to make any payment due to U.S. Fire thereunder when such payment is due, or institute proceedings to be adjudicated as bankrupt or insolvent. U.S. Fire's obligation to advance defense costs under the agreement will terminate in the event that the $5,000,000 policy limit of liability is exhausted. If U.S. Fire denies coverage for the consolidated cases under the policy and we are not successful in defending and protecting our interests in the cases, resulting in a judgment against us for substantial damages, we would not be able to pay such liability and, as a result, would be forced to seek bankruptcy protection.

         On July 10, 2003, a complaint was filed in the United States District Court, District of Utah captioned Innovative Optics, Inc. and Barton Dietrich Investments, L.P. v. Paradigm Medical Industries, Inc., Mackey Price & Thompson, Thomas Motter, Mark Miehle and John Hemmer, Case No. 2:03 CV 00582DB. The complaint claims that Innovative and Barton entered into an asset purchase agreement with us on January 31, 2002, in which we agreed to purchase all the assets of Innovative in consideration for the issuance of 1,310,000 shares of the Company's common stock to Innovative. The complaint claims we breached the asset purchase agreement. The complaint also claims that we allegedly made false and misleading statements pertaining to the Blood Flow Analyzer(TM) and concerning a purchase order from Valdespino Associates Enterprises and Westland Financial Corporation. The purpose of these statements, according to the complaint, was to induce Innovative to sell its assets and purchase the shares of our common stock at artificially inflated prices while simultaneously deceiving Innovative and Barton into believing that the Company's shares were worth more than they actually were. The complaint contends that had Innovative and Barton known the truth they would not have sold Innovative to us, would not have purchased our stock for the assets of Innovative, or would not have purchased the stock at the inflated prices that they allegedly paid. The complaint further contends that as a result of the allegedly false statements, Innovative and Barton suffered substantial damages in an amount to be proven at trial.

         The complaint also claims that 491,250 of the shares to be issued to Innovative in the asset purchase transaction were not issued on a timely basis and we also did not file a registration statement with the Securities and Exchange Commission within five months of the closing date of the asset purchase transaction. As a result, the complaint alleges that the value of the shares of our common stock issued to Innovative in the transaction declined, and Innovative and Barton suffered damages in an amount to be proven at trial. We filed an answer to the complaint and also filed counterclaims against Innovative and Barton for breach of contract. We believe the complaint is without merit and intend to vigorously defend and protect our interests in the action. If we are not successful in defending and protecting our interests in this action, resulting in a judgment against us for substantial damages, and U.S. Fire denies coverage in the litigation under the Directors and Officers Liability and Company Reimbursement Policy, we would not be able to pay such liability and, as a result, would be forced to seek bankruptcy protection.

         On October 14, 2003, an action was filed in the Third Judicial District Court, Salt Lake County, State of Utah, captioned Albert Kinzinger, Jr., individually and on behalf of all others similarly situated vs. Paradigm Medical Industries, Inc., Thomas Motter, Mark Miehle, Randall A. Mackey, and John Hemmer, Case No. 030922608. The complaint also indicates that it is a "Class Action Complaint for Violations of Utah Securities Laws and Plaintiffs Demand a Trial by Jury." We have retained legal counsel to review the complaint, which appears to be focused on alleged false or misleading statements pertaining to the Blood Flow Analyzer(TM). More specifically, the complaint alleges that we falsely stated in Securities and Exchange Commission filings and press releases that we had received authorization to use an insurance reimbursement CPT code from the CPT Code Research and Development Division of the American Medical Association in connection with the Blood Flow Analyzer(TM), adding that the CPT code provides for a reimbursement to doctors of $57.00 per patient for the Blood Flow Analyzer(TM).

         The purpose of these statements, according to the complaint, was to induce investors to purchase shares of our Series E preferred stock in a private placement transaction at artificially inflated prices. The complaint contends that as a result of these statements, the investors that purchased shares of our Series E preferred stock in the private offering suffered substantial damages to be proven at trial. The complaint also alleges that we sold Series E preferred shares without registering the sale of such shares or obtaining an exemption from registration. The complaint requests rescission, compensatory damages and treble damages, including interest and attorneys' fees. We filed an answer to the complaint. We believe the complaint is without merit and intend to vigorously defend our interests in the action. If we are not successful in defending and protecting our interests in the action, resulting in a judgment against us for substantial damages, and U.S. Fire denies coverage in the litigation under the Directors and Officers Liability and Company Reimbursement Policy, we would not be able to pay such liability and, as a result, would be forced to seek bankruptcy protection.

         An action was filed on June 20, 2003 in the Third Judicial District Court, Salt Lake County, State of Utah (Civil No. 030914195) by CitiCorp Vendor Finance, Inc., formerly known as Copelco Capital, Inc. The complaint claims that $49,626 plus interest is due for the leasing of two copy machines that were delivered to our Salt Lake City facilities on or about April of 2000. The action also seeks an award of attorney's fees and costs incurred in the collection. We dispute the amounts allegedly owed, asserting that the equipment we returned to the leasing company did not work properly. A responsive pleading has not yet been filed. We are currently engaged in settlement discussions with CitiCorp.

         An action was filed in June, 2003 in the Third Judicial District Court, Salt Lake County, State of Utah (Civil No. 030914719) by Franklin Funding, Inc. in which it alleges that we had entered into a lease agreement for the lease of certain equipment for which payment is due. It is claimed that there is due and owing approximately $89,988 after accruing late fees, interest, repossession costs, collection costs and attorneys' fees. On August 28, 2003, we agreed to a settlement of the case with Franklin Funding by agreeing to make 24 monthly payments of $2,300 to Franklin Funding, with the first monthly payment due on August 29, 2003.

         We received demand letters dated July 18, 2003, September 26, 2003 and November 10, 2003 from counsel for Douglas A. MacLeod, M.D., a shareholder of the company. In the July 18, 2003 letter, Dr. MacLeod demands that he and certain entities with which he is involved or controls, namely the Douglas A. MacLeod, M.D. Profit Sharing Trust, St. Marks' Eye Institute and Milan Holdings, Ltd., be issued a total of 2,296,667 shares of our common stock and warrants to purchase 1,192,500 shares of our common stock at an exercise price of $.25 per share. Dr. MacLeod claims that these common shares and warrants are owing to him and the related entities under the terms of a mutual release dated January 16, 2003, which he and the related entities entered into with us. Dr. MacLeod renewed his request for these additional common shares and warrants in the September 26, 2003 and November 10, 2003 demand letters. We believe that Dr. MacLeod's claims and assertions are without merit and that neither he nor the related entities are entitled to any additional shares of our common stock or any additional warrants under the terms of the mutual release. We intend to vigorously defend against any legal action that Dr. MacLeod may bring.

         On August 3, 2003, a complaint was filed against us by Corinne Powell, a former employee, in the Third Judicial District Court, Salt Lake County, State of Utah (Civil No. 030918364). Defendants consist of the Company and Randall A. Mackey, Dr. David M. Silver and Keith D. Ignotz, directors of the company. The complaint alleges that at the time we laid off Ms. Powell on March 25, 2003, she was owed $2,030 for business expenses, $11,063 for accrued vacation days, $12,818 for unpaid commissions, the fair market value of 50,000 stock options exercisable at $5.00 per share that she claims she was prevented from exercising, attorney's fees and a continuing wage penalty under Utah law. We dispute the amounts allegedly owed and intend to vigorously defend and protect our interests in the action.

         On September 10, 2003, an action was filed against us by Larry Hicks in the Third Judicial District Court, Salt Lake County, State of Utah, (Civil No. 030922220), for payments due under a consulting agreement with us. The complaint claims that monthly payments of $3,083 are due for the months of October 2002 to October 2003 under a consulting agreement and, if the agreement is terminated, for the sum of $110,000 minus whatever we have paid Mr. Hicks prior to such termination, plus costs, attorney's fees and a wage penalty pursuant to Utah law. We dispute the amount allegedly owed and intend to vigorously defend against such action.

         We are not a party to any other material legal proceedings outside the ordinary course of its business or to any other legal proceedings which, if adversely determined, would have a material adverse effect on our financial condition or results of operations.

                             SELLING SECURITYHOLDERS

         The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2004 by each of the holders of Series E preferred stock (the "Selling Series E Preferred Shareholder"), assuming each of the Selling Series E Preferred Shareholders elects to exercise his or her conversion rights to convert the Series E Preferred shares (the "Series E Shares") into shares of common stock, at a conversion price equal to $1.875 per share of common stock, the number of shares of common stock to be sold by each Selling Series E Preferred Shareholder, and the percentage of each Selling Series E Preferred Stockholder after the sale of common stock included in this prospectus.


                                                Shares Beneficially            Number of
                                                   Owned Prior to             Shares Being         Shares Beneficially
                                                      Offering                  Offered            Owned After Offering
                Shareholders                         Number  Percent                                  Number   Percent
                ------------                         ------  -------                                  ------   -------
John T. Ablamsky                                     32,000     *                  32,000                0       *
Steven J. Ablamsky                                   32,000     *                  32,000                0       *
Morris Ades                                          26,667     *                  26,667                0       *
BNB Associates Investments LP (1)                    40,000     *                  40,000                0       *
Dr. Ronald A. and Karen A. Balkin                   133,333     *                 133,333                0       *
Jerry Bassin                                         26,667     *                  26,667                0       *
Dr. Valery Berger                                       200     *                     200                0       *
Dr. Richard G. Bowe, IRA                             26,667     *                  26,667                0       *
Roland A. Catalano, IRA                              80,000     *                  80,000                0       *
Chicago Investments, Inc. (2)                        80,000     *                  80,000                0       *
Henry A. Fredericks Sep. Property Trust
     dated 10/12/88 (3)                              26,667     *                  26,667                0       *
Robert L. Frome (4)                                  66,667     *                  66,667                0       *
John Harte                                           53,333     *                  53,333                0       *
Scott A. Jernigan                                    25,833     *                  25,833                0       *
KSH Strategic Investment Fund I, LP (5)             207,333     *                 207,333                0       *
Albert F. Kinzinger, Jr.                             45,000     *                  45,000                0       *
Albert F. Kinzinger, Sr., IRA                        26,667     *                  26,667                0       *
Arthur Klansky                                        3,333     *                  13,333                0       *
James H. Levi                                        11,667     *                  11,667                0       *
Dr. Michael B. Limberg (6)                          179,580     *                  92,000           87,580       *
Mid-Lakes Profit Sharing Trust
    dated 1/1/66 (7)                                 26,667     *                  26,667                0       *
James A. Milgard                                    200,000     *                 200,000                0       *
Kay Murcer                                           10,667     *                  10,667                0       *
Jules M. Ness, Jr.                                   26,667     *                  26,667                0       *
Perceptive Life Sciences Master Fund (8)             44,132     *                  44,132                0       *
David Peterson                                        2,500     *                   2,500                0       *
Dr. Soleiman Rabanipour                              13,333     *                  13,333                0       *
Marsha and Barry Reiss                                5,333     *                   5,333                0       *
Edwin W. and Cheryl S. Richardson                    26,667     *                  26,667                0       *
Joel Schoenfeld, IRA                                 26,667     *                  26,667                0       *
Judy Shapiro Trust dated 5/15/01 (9)                 53,333     *                  53,333                0       *
Shadow Capital LLC (10)                              53,333     *                  53,333                0       *
Rick Siskey                                          37,767     *                  37,767                0       *
Ronit Sucoff                                         53,333     *                  53,333                0       *
White Living Trust (11)                              13,333     *                  13,333                0       *
Jeffrey A. Wietzman                                  13,333     *                  13,333                0       *
James C. Wilson                                      53,333     *                  53,333                0             *
                                                  ---------                     ---------           ------
       TOTAL                                      1,794,012                     1,706,432           87,580

-----------------
* Less than 1%

(1) The managing partner of BNB Associates Investments LP is Benjamin Bollag, who exercises sole voting and investment powers.
(2) The president of Chicago Investments, Inc. is Linda Gallenberger, who exercises sole voting and investment powers.
(3) The trustee of Henry A. Fredericks Sep. Property Trust is James D. White, who exercises sole voting and investment powers.
(4)      Mr. Frome is a former director of Paradigm.
(5)      The managing  partners of KSH Strategic  Investment Fund I, LP are Cary
         W. Sucoff and Harvey R. Kohn, who exercise shared voting and investment powers.
(6)      Dr. Limberg is a consultant to Paradigm.
(7) The trustee of the Mid-Lakes Profit Sharing Trust dated 1/1/66 is John Harte, who exercises sole voting and investment powers.
(8) The director of Perceptive Life Sciences Master Fund is Joseph Adelman, who exercises sole voting and investment powers.
(9) The trustees of the Judy Shapiro Trust dated 5/15/01 are Alan and Judy Shapiro, who exercise shared voting and investment powers.
(10) The manager of Shadow Capital LLC is B. Kent Garlinghouse, who exercises sole voting and investment powers.
(11) The trustees of the White Living Trust are James and Jean Ann White, who exercise shared voting and investment powers.

         The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2004 by each of the Series E preferred shareholders holding warrants (the "Selling Series E Securityholders"), assuming each of the Selling Series E Securityholders elects to exercise the warrants held by such Selling Securityholder to purchase shares of common stock at an exercise price of $4.00 per share, the number of shares of common stock to be sold by each Selling Series E Securityholder, and the percentage of each Selling Series E Securityholder after the sale of common stock included in this prospectus.


                                                Shares Beneficially            Number of
                                                   Owned Prior to             Shares Being         Shares Beneficially
                                                      Offering                  Offered            Owned After Offering
                Shareholders                         Number  Percent                                  Number   Percent
                ------------                         ------  -------                                  ------   -------
John T. Ablamsky                                     35,000     *                   3,000           32,000       *
Steven J. Ablamsky                                   35,000     *                   3,000           32,000       *
Morris Ades                                          30,500     *                   2,500           26,667       *
BNB Associates Investments LP (1)                    43,750     *                   3,750           40,000       *
Dr. Ronald A. and Karen Balkin                      155,833     *                  12,500          133,333       *
Jerry Bassin                                         29,167     *                   2,500           26,667       *
Dr. Valery Berger                                     2,500     *                   2,500                0       *
Michael Bollag                                        3,750     *                   3,750                0       *
Dr. Richard G. Bowe, IRA                             29,167     *                   2,500           26,667       *
Craig S. Brewer                                       5,000     *                   5,000                0       *
Roland A. Catalano, IRA                              87,500     *                   7,500           80,000       *
Chicago Investments, Inc. (2)                        87,500     *                   7,500           80,000       *
Jack Dushey                                           2,500     *                   2,500                0       *
Henry A. Fredericks Sep. Property Trust
     dated 10/12/88 (3)                              29,167     *                   2,500           26,667       *
Robert L. Frome (4)                                  72,917     *                   6,250           66,667       *
Richard E. Gerzof                                     1,250     *                   1,250                0       *
John Harte                                           58,333     *                   5,000           53,333       *
Scott Jernigan                                        5,000     *                   5,000                0       *
KSH Strategic Investment Fund I., LP (5)            237,333    1.0%                20,000          207,333       *
Terry F. King                                         2,500     *                   2,500                0       *
Albert F. Kinzinger, Jr.                             49,220     *                   4,220           45,000       *
Albert F. Kinzinger, Sr., IRA                        29,167     *                   2,500           26,667       *
Arthur Klansky                                       14,583     *                   1,250           13,333       *
Helen Kohn                                            5,000     *                   5,000                0       *
James H. Levi                                        14,499     *                   2,500           11,999       *
Dr. Michael B. Limberg (6)                          188,955     *                   9,375          179,580       *
Mid-Lakes Profit Sharing Trust
   dated 1/1/66 (7)                                  29,167     *                   2,500           26,667       *
James A. Milgard                                    218,750     *                  18,750          200,000       *
Kay Murcer                                           11,667     *                   1,000           10,667       *
Jules M. Ness, Jr.                                   39,167     *                   2,500           26,667       *
OTATO Limited Partnership (8)                        12,500     *                  12,500                0       *
Michael Pancer Profit Sharing Plan                    2,500     *                   2,500                0       *
Perceptive Life Sciences Master Fund (9)             64,132     *                  20,000           44,132       *
David Peterson                                        3,750     *                   1,250            2,500       *
Dr. Soleiman Rabanipour                              14,583     *                   1,250           13,333       *
Marsha and Barry Reiss                                5,833     *                     500            5,333       *
Dr. Sheldon Rabin, IRA                                5,000     *                   5,000                0       *
Edwin W. and Cheryl S. Richardson                    29,167     *                   2,500           26,667       *
Joel Schoenfeld, IRA                                 29,167     *                   2,500           26,667       *
Judy Shapiro (10)                                    58,333     *                   5,000           53,333       *
Shadow Capital LLC (11)                              53,333     *                   5,000           53,333       *
Richard C. Siskey                                    47,766     *                  10,000           37,766       *
Ronit Sucoff                                        108,333     *                   5,000          103,333       *
WEC Asset Management LLC (12)                        10,000     *                  10,000                0       *
White Living Trust (13)                              14,583     *                   1,250           13,333       *
Jeffrey A. Wietzman                                  14,583     *                   1,250           13,333       *
James C. Wilson                                      56,333     *                5,000              53,333       *
                                                -----------                   -----------      -----------
       TOTAL                                      2,059,405                       241,095        1,818,310
-----------------

* Less than 1%

(1) The managing partner of BNB Associates Investments LP is Benjamin Bollag, who exercises sole voting and investment powers.
(2) The president of Chicago Investments, Inc. is Linda Gallenberger, who exercises sole voting and investment powers.
(3) The trustee of Henry A. Fredericks Sep. Property Trust is James D. White, who exercises sole voting and investment powers.
(4)      Mr. Frome is a former director of Paradigm.
(5)      The managing  partners of KSH Strategic  Investment Fund I, LP are Cary
         W. Sucoff and Harvey R. Kohn, who exercise shared voting and investment powers.
(6)      Dr. Limberg is a former consultant to Paradigm.
(7) The trustee of the Mid-Lakes Profit Sharing Trust dated 1/1/66 is John Harte, who exercises sole voting and investment powers.
(8) The chief financial officer of OTATO Limited Partnership is James W. Santori, who exercises sole voting and investment powers.
(9) The director of Perceptive Life Sciences Master Fund is Joseph Adelman, who exercises sole voting and investment powers.
(10) The trustees of the Judy Shapiro Trust dated 5/15/01 are Alan and Judy Shapiro, who exercise shared voting and investment powers.
(11) The manager of Shadow Capital LLC is B. Kent Garlinghouse, who exercises sole voting and investment powers.
(12) The managing director of WEC Asset Management LLC is Daniel J. Saks, who exercises sole voting and investment powers.
(13) The trustees of the White Living Trust are James and Jean Ann White, who exercise shared voting and investment powers.

         The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2004 by each of the holders of Series F preferred stock (the "Selling Series F Preferred Shareholder"), assuming each of the Selling Series F Preferred Shareholders elects to exercise his or her conversion rights to convert the Series F preferred shares (the "Series F Shares") into shares of common stock, at a conversion price equal to $1.875 per share of common stock, the number of shares of common stock to be sold by each Selling Series F Preferred Shareholder, and the percentage of each Selling Series F Preferred Stockholder after the sale of common stock included in this prospectus.


                                              Shares Beneficially            Number of
                                                 Owned Prior to             Shares Being         Shares Beneficially
                                                   Offering                  Offered            Owned After Offering
                Shareholders                     Number  Percent                                  Number   Percent
                ------------                     ------  -------                                  ------   -------
Al Kim Associates Profit Sharing Plan             41,000    *                 41,000               0       *
Judge Hugh Arnold                                  4,000    *                  4,000               0       *
Edwin R. Bindseil                                 11,600    *                 11,600               0       *
Timothy S. Borne                                  44,000    *                 44,000               0       *
Bert E. Brodsky                                   25,000    *                 25,000               0       *
Bru Holding Co. LLC (1)                           62,000    *                 62,000               0       *
Dennis R. and Rosemary Casey                      42,667    *                 42,667               0       *
Jason Kyu Cho                                     46,000    *                 46,000               0       *
James S. Cobb                                     50,872    *                 50,872               0       *
Neil S. Coleman                                   74,000    *                 74,000               0       *
James F. Corman                                   26,667    *                 26,667               0       *
Deutsche Asset Management
    HealthScience Fund I, Ltd. (2)               245,707   1.1%              245,707               0       *
Donald J. Ekman                                   14,000    *                 14,000               0       *
Forrest Living Trust (3)                           5,600    *                  5,600               0       *
Richard Friedman                                  44,000    *                 44,000               0       *
Robert Girards                                    11,000    *                 11,000               0       *
Ronald G. Goldy                                   11,000    *                 11,000               0       *
R. Steven Graves                                  13,000    *                 13,000               0       *
Lou Hammer                                        10,667    *                 10,667               0       *
Richard Harriton                                  11,000    *                 11,000               0       *
Michael E. Hubner                                 10,667    *                 10,667               0       *
Roger C. Husted, M.D.                             11,000    *                 11,000               0       *

Russell Ingrum                                    11,600    *                 11,600               0       *
John Harte Money Purchase Plan                    22,000    *                 22,000               0       *
Lonnie Johnson                                    26,667    *                 26,667               0       *
Joseph Berland Revocable Trust (4)                11,000    *                 11,000               0       *
KMF Partners, LP (5)                             160,000    *                160,000               0       *
KSH Strategic Investment
      Fund I, LP (6)                              63,600    *                 63,600               0       *
Kachel, Spiller & Co. (7)                          8,000    *                  8,000               0       *
Arthur Klansky                                    13,333    *                 13,333               0       *
Michael B. Koerner                                10,667    *                 10,667               0       *
Stephen Leiter                                    10,667    *                 10,667               0       *
Stanley Levine                                    10,667    *                 10,667               0       *
Loving Care Agency, Inc. (8)                      11,000    *                 11,000               0       *
James J. Lucey                                    22,000    *                 22,000               0       *
Michael C. Manis                                  10,667    *                 10,667               0       *
Judy G. Marcucilli and
     Theodore J. Marcucilli                       23,000    *                 23,000               0       *
Jeffrey Markowitz                                 44,000    *                 44,000               0       *
Paul C. Matthews                                  43,600    *                 43,600               0       *
Myron S. Mayer                                    10,667    *                 10,667               0       *
John McClenon                                     11,000    *                 11,000               0       *
Ryan L. Molleur                                   15,000    *                 15,000               0       *
Richard Moskow                                    10,667    *                 10,667               0       *
Kay Murcer                                        15,000    *                 15,000               0       *
Jules M. Ness                                     16,456    *                 16,456               0       *
Harvey A. Newman                                  10,667    *                 10,667               0       *
Jerold Novack                                     20,000    *                 20,000               0       *
Orion Operating Corporation (9)                   30,000    *                 30,000               0       *
Steven G. Orshan                                  16,456    *                 16,456               0       *
OTATO Limited Partnership (10)                    80,000    *                 80,000               0       *
Parisol Corporation (11)                          43,600    *                 43,600               0       *
Donald E. Paxton                                  11,000    *                 11,000               0       *
Richard Pizitz                                     9,600    *                  9,600               0       *
ProMed Partners, L.P. (12)                       260,693   1.1%              260,693               0       *
ProMed Partners II, L.P. (13)                     26,987    *                 26,987               0       *
Dennis Pudvah and Emma Pudvah                      8,000    *                  8,000               0       *
Robert John Molleur Trust (14)                     6,000    *                  6,000               0       *
Ronald S. Dungan Trust
       dated 9/27/97(15)                          11,600    *                 11,600               0       *
Susan G. Rosenthal                                10,667    *                 10,667               0       *
Allan P. Rothstein                                44,000    *                 44,000               0       *
A. Lee Royal                                      11,000    *                 11,000               0       *
Bruce Rubin                                        5,000    *                  5,000               0       *
Shadow Capital, LLC (16)                          22,000    *                 22,000               0       *
Ronald Shapiro and Susan Shapiro                   8,800    *                  8,800               0       *
Michael Shinn                                      5,000    *                  5,000               0       *
Robert Spira                                      20,000    *                 20,000               0       *
Stream Restaurant Associates, Inc.
Money Purchase Pension Plan
      dated 1/1/84 (17)                           26,240    *                 26,240               0       *
Adam D. Stolpen                                   16,000    *                 16,000               0       *
Jeffrey Sucoff                                    20,000    *                 20,000               0       *
Edmund Tennenhaus                                 50,027    *                 50,027               0       *
Douglas L. Weed                                   11,000    *                 11,000               0       *
                                              ----------                  ----------          -----------
       TOTAL                                   2,181,042                   2,181,042               0

--------------
* Less than 1%

(1) The manager of Bru Holding Co. LLC is Bruce Toll, who exercises sole voting and investment powers.
(2) The managing directors of Deutsche Asset Management Health Science Fund I, Ltd. are Barry Kurokawa and David B. Muskett, who exercise shared voting and investment powers.
(3) The trustees of Forrest Living Trust are James and Lisa Forrest, who exercise shared voting and investment powers.
(4) The trustee of the Joseph Berland Revocable Trust is Joseph Berland, who exercises sole voting and investment powers.
(5) The general partner of KMF Partners, LP is Karen Fleiss, who exercises sole voting and investment powers.
(6)      The managing directors of KSH Strategic  Investment Fund I, LP are Cary
         W. Sucoff and Harvey R. Kohn, who exercise shared voting and investment powers.
(7) The president of Kachel, Spiller & Co. is Allan B. Kachel, who exercises sole voting and investment powers.
(8) The president of Loving Care Agency, Inc. is Emily Karzhervsky, who exercises sole voting and investment powers.
(9) The president and sole owner of Orion Operating Corporation is Carlyle Macharg, who exercises sole voting and investment powers.
(10) The chief financial officer of OTATO Limited Partnership is James W. Santori, who exercises sole voting and investment powers.
(11) The president of Parisol Corporation is Moshe Levy, who exercises sole voting and investment powers.
(12) The managing directors of ProMed Partners, L.P. are Barry Kurokawa and David B. Muskett, who exercise shared voting and investment powers.
(13) The managing directors of ProMed Partners II, L.P. are Barry Kurokawa and David B. Muskett, who exercise shared voting and investment powers.
(14) The trustee of the Robert John Molleur Trust is Robert J. Molleur, who exercises sole voting and investment powers.
(15) The trustee of the Ronald S. Dungan Trust dated 9/21/97 is Ronald S. Dungan, who exercises sole voting and investment powers.
(16) The manager of Shadow Capital, LLC is B. Kent Garlinghouse, who exercises sole voting and investment powers.
(17) The trustee of Stream Restaurant Associates, Inc. Money Purchase Pension Plan dated 1/1/84 is Martin J. Schwimmer, who exercises sole voting and investment powers.

         The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2004 by each of the Series F Preferred Shareholders holding warrants (the "Selling Series F Securityholders"), assuming each of the Selling Series F Securityholders elects to exercise the warrants held by such Selling Securityholder to purchase shares of common stock at an exercise price of $4.00 per share, the number of shares of common stock to be sold by each Selling Series E Securityholder, and the percentage of each Selling Series E Securityholder after the sale of common stock included in this prospectus.

                                                    Shares Beneficially            Number of
                                                       Owned Prior to             Shares Being         Shares Beneficially
                                                         Offering                  Offered            Owned After Offering
                Shareholders                           Number  Percent                                  Number   Percent
                ------------                           ------  -------                                  ------   -------
Francis Anderson                                      8,346     *                   8,346                0       *
Darin Baker                                           2,604     *                   2,604                0       *
Alan Beinhacker                                         541     *                     541                0       *
Christopher Brothers                                  2,604     *                   2,604                0       *
James Corman                                          2,500     *                   2,500                0       *
Cyndel & Co., Inc. (1)                               12,500     *                  12,500                0       *
Lenore Deluca                                         1,234     *                   1,234                0       *
Paul Dorfman                                          1,287     *                   1,287                0       *
Michael Fenton                                          467     *                     467                0       *
Generation Capital Associates (2)                    23,035     *                  23,208                0       *
Frances Kehoe                                         1,234     *                   1,234                0       *
Helen Kohn                                           31,800     *                  31,800                0       *
Jason Konior                                            515     *                     515                0       *
Nicole Kregar                                         1,234     *                   1,234                0       *
Joe Levine                                              450     *                     450                0       *
James McKeever                                        1,000     *                   1,000                0       *
Damian Maggio                                           515     *                     515                0       *
Lewis Mason                                           3,887     *                   3,887                0       *
Frank Mauro                                          11,250     *                  11,250                0       *
Robert Moulallem                                      1,000     *                   1,000                0       *
Nancy Murdocco                                        1,234     *                   1,234                0       *

Bernard Musmand                                         450     *                     450                0       *
Dr. Joseph R. Nemeth                                  9,375     *                   9,375                0       *
Karen Ann Orlando                                     1,234     *                   1,234                0       *
Barry Pearl                                          10,000     *                  10,000                0       *
John Petrucco                                         1,320     *                   1,320                0       *
Victor Polakof                                        2,500     *                   2,500                0       *
Sal Vatore Ponzo                                      4,500     *                   4,500                0       *
ProMed Partners, L.P.(3)                             23,035     *                  23,035                0       *
ProMed Partners I (4)                                24,440     *                  24,440                0       *
ProMed Partners II (5)                                2,530     *                   2,530                0       *
Mary Ellen Spedale                                    1,234     *                   1,234                0       *
Ronit Sucoff                                         31,800     *                  31,800                0       *
Scott Sucoff                                          5,928     *                   5,928                0       *
Matthew Zagon                                         2,833     *                   2,833                0       *
                                               ------------                     ---------        --------------
       TOTAL                                        230,589     *                 230,589                0

--------------
* Less than 1%

(1) The chairman, director and 50% shareholder of Cyndel & Co., Inc. is Stephen J. Bayern and the president, director and 50% shareholder of Cyndel is Patrick N. Kolenik, who together exercise shared voting and investment powers. Messrs. Bayern and Kolenik are each a former director of Paradigm. On October 1, 1999 and April 1, 2000, Cyndel entered into consulting agreements with Paradigm to perform unspecified investment banking services for Paradigm.
(2) The general partner of Generation Capital Associates is Frank E. Hart, who exercises sole voting and investment powers.
(3) The managing directors of ProMed Partners, L.P. are Barry Kurokawa and David B. Muskett, who exercise sole voting and investment powers.
(4) The managing directors of ProMed Partners I are Barry Kurokawa and David B. Muskett, who exercise shared voting and investment powers.
(5) The managing directors of ProMed Partners II are Barry Kurokawa and David B. Muskett, who exercise shared voting and investment powers.

         The following table sets forth information regarding the beneficial ownership of the our common stock as of March 31, 2004, by each of the holders of options (the "Selling Optionholders"), assuming each of the Selling Optionholders elects to exercise his or her options to purchase shares of common stock at an exercise price equal to $5.00 per share, the number of shares to be sold by each Selling Optionholder and the percentage of each Selling Optionholder after the sale of the shares included in this prospectus.


                                                    Shares Beneficially            Number of
                                                       Owned Prior to             Shares Being         Shares Beneficially
                                                         Offering                  Offered            Owned After Offering
             Optionholders                           Number  Percent                                  Number   Percent
             -------------                           ------  -------                                  ------   -------
Del Anderson                                            300      *                      300               0        *
Kent Angell                                           5,000      *                    5,000               0        *
Joseph P. Caruso                                      5,539      *                    5,539               0        *
Rafino Dumlao                                         5,000      *                    5,000               0        *
Clint Frederickson                                      400      *                      400               0        *
Lynn M. Frye                                          4,000      *                    4,000               0        *
Robert Gaertner                                       5,000      *                    5,000               0        *
Miguel A. Gonzales                                    1,000      *                    1,000               0        *
James Haydu                                           2,000      *                    2,000               0        *
John P. Haydu                                         2,000      *                    2,000               0        *
Zolton Haydu                                         15,000      *                   15,000               0        *
John W. Hemmer(1)                                    60,000      *                   60,000               0        *
Thomas L. Martin                                      5,000      *                    5,000               0        *
Aziz Mohabbat                                        10,000      *                   10,000               0        *
Thomas F. Motter (2)                                289,020     1.2%                143,450         145,570        *
Dale Muir                                               150      *                      150               0        *
Roberto E. Parra                                      4,000      *                    4,000               0        *
Corinne Powell                                       62,500      *                   62,500               0        *
Charles S. Pritchard                                  4,103      *                    4,103               0        *
Ray Rivera                                              150      *                      150               0        *
Zacarri D. Sisneros                                  15,040      *                   15,040               0        *
Anthony Smith                                        10,000      *                   10,000               0        *
                                                   --------                        --------     -----------
       TOTAL                                        505,202                         359,632         145,570

--------------
*Less than 1%.

(1)      Mr. Hemmer is the former senior vice president of Paradigm.
(2) Mr. Motter is the former chairman and chief executive officer of Paradigm.

         The following table sets forth information regarding the beneficial ownership of the our common stock as of March 31, 2004, by each of the holders of options (the "Selling Optionholders"), assuming each of the Selling Optionholders elects to exercise his or her options to purchase shares of common stock at an exercise price equal to $2.75 per share, the number of shares to be sold by each Selling Optionholder and the percentage of each Selling Optionholder after the sale of the shares included in this prospectus.


                                                    Shares Beneficially            Number of
                                                       Owned Prior to             Shares Being         Shares Beneficially
                                                         Offering                  Offered            Owned After Offering
             Optionholders                           Number  Percent                                  Number   Percent
             -------------                           ------  -------                                  ------   -------
Kent Angell                                           2,500      *                     2,500               0        *
Joseph P. Caruso                                      2,500      *                     2,500               0        *
Rafino Dumlao                                         2,500      *                     2,500               0        *
Lynn M. Frye                                          1,250      *                     1,250               0        *
Robert Gaertner                                       2,500      *                     2,500               0        *
Kathy M. Hand                                        15,000      *                    15,000               0        *
Keith D. Ignotz(1)                                  125,000      *                   125,000               0        *
Cynthia Kozak                                         6,000      *                     6,000               0        *
Randall A. Mackey(2)                                325,000     1.4%                 325,000               0        *
Thomas L. Martin                                      2,500      *                     2,500               0        *
Heber C. Maughan                                     30,000      *                    30,000               0        *
Mark R. Miehle (3)                                  233,966      *                   165,000          68,966        *
Aziz Mohabbat                                        50,000      *                    50,000               0        *
Luis Mostacero                                        2,500      *                     2,500               0        *
Thomas F. Motter (4)                              1,070,570     4.6%                 925,000         145,570        *
Roberto E. Parra                                      2,500      *                     2,500               0        *
Corinne Powell                                      275,000     1.2%                 275,000               0        *
Charles S. Pritchard                                  6,000      *                     6,000               0        *
Dr. David M. Silver(5)                              341,666     1.4%                 325,000          16,666        *
Zacarri D. Sisneros                                   6,250      *                     6,250               0        *
Anthony Smith                                         6,250      *                     6,250               0        *
John Tricarico                                        6,000      *                     6,000               0        *
Petra Yekulis                                         1,250      *                     1,250          0             *
                                               ------------                      -----------      ----------
       TOTAL                                      2,516,702                        2,285,500         231,202

--------------
*Less than 1%.

(1)      Mr. Ignotz is a director of Paradigm.
(2)      Mr. Mackey is chairman of the board and secretary of Paradigm.
(3) Mr. Miehle is the former president and chief operating officer of Paradigm.
(4) Mr. Motter is the former chairman and chief executive officer of Paradigm.
(5)      Dr. Silver is a director of Paradigm.

         The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2004, by each of the holders of options (the "Selling Optionholders"), assuming each of the Selling Optionholders elects to exercise his options to purchase shares of common stock at an exercise price equal to $6.00 per share, the number of shares to be sold by each Selling Optionholder and the percentage of each Selling Optionholder after the sale of the shares included in this prospectus.


                                                    Shares Beneficially            Number of
                                                       Owned Prior to             Shares Being         Shares Beneficially
                                                         Offering                  Offered            Owned After Offering
             Optionholders                           Number  Percent                                  Number   Percent
             -------------                           ------  -------                                  ------   -------
Randall A. Mackey(1)                                 75,000      *                   75,000               0        *
Mark R. Miehle(2)                                   218,966      *                  150,000          68,966        *
Dr. David M. Silver(3)                               91,666      *                   75,000          16,666        *
                                                 ----------                          ------         -------
       TOTAL                                        385,632                         300,000          85,632

--------------
*Less than 1%.

(1)      Mr. Mackey is chairman of the board and secretary of Paradigm.
(2) Mr. Miehle is the former president and chief operating officer of Paradigm.
(3)      Dr. Silver is a director of Paradigm.

         The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2004, by each of the holders of options (the "Selling Optionholders"), assuming each of the Selling Optionholders elects to exercise his options to purchase shares of common stock at an exercise price equal to $4.00 per share, the number of shares to be sold by each Selling Optionholder and the percentage of each Selling Optionholder after the sale of the shares included in this prospectus.


                                                    Shares Beneficially            Number of
                                                       Owned Prior to             Shares Being         Shares Beneficially
                                                         Offering                  Offered            Owned After Offering
             Optionholders                           Number  Percent                                  Number   Percent
             -------------                           ------  -------                                  ------   -------
Steven J. Bayern (1)                                112,500      *                    112,500               0        *
Robert L. Frome (2)                                 216,667      *                    150,000          66,667        *
Keith D. Ignotz (3)                                  75,709      *                     75,000             709        *
Patrick N. Kolenik (4)                              112,500      *                    112,500               0        *
Randall A. Mackey (5)                                75,000      *                     75,000               0        *
Thomas F. Motter (6)                                195,570      *                     50,000         145,570        *
Dr. David M. Silver (7)                              91,666      *                     75,000          16,666        *
                                                 ----------                         ---------     -----------
       TOTAL                                        879,612                           650,000         229,612

------------
Less than 1%

(1)      Mr. Bayern is a former director of Paradigm.
(2)      Mr. Frome is a former director of Paradigm.
(3)      Mr. Ignotz is a director of Paradigm.
(4)      Mr. Kolenik is a former director of Paradigm.
(5)      Mr. Mackey is chairman of the board and secretary of Paradigm.
(6) Mr. Motter is the former chairman and chief executive officer of Paradigm.
(7)      Dr. Silver is a director of Paradigm.

         The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2004, by each of the holders of warrants (the "Selling Securityholders"), assuming each of the Selling Securityholders elects to exercise the warrants held by such Selling Securityholder to purchase shares of common stock at exercise prices ranging from $2.38 to $8.125 per share, the number of shares to be sold by each Selling Securityholder and the percentage of each Selling Securityholder after the sale of the shares included in this prospectus.


                                                    Shares Beneficially        Number of
                                                       Owned Prior to         Shares Being       Shares Beneficially
                                                         Offering              Offered          Owned After Offering
             Securityholders                         Number  Percent                              Number   Percent
             ---------------                         ------  -------                              ------   -------
Consulting for Strategic Growth, Ltd.                40,000      *                 40,000          0            *
Cyndel & Co., Inc. (1)                              475,000     2.0%              475,000          0            *
John W. Hemmer (2)                                   75,000      *                 75,000          0            *
Kenneth Jerome & Company, Inc.                      200,000      *                200,000          0            *
Barry Kaplan Associates                             100,000      *                100,000          0            *
Helen Kohn                                           50,000      *                 50,000          0            *
Dr. Michael M. Limberg (3)                          479,580     2.1%              300,000       179,580         *
Rodman & Renshaw, Inc.                               35,000      *                 35,000          0            *
Ronit Sucoff                                        106,703      *                 50,000        53,333         *
                                                 ----------                    ----------       -------
       TOTAL                                      1,553,913                     1,325,000       228,913

------------
Less than 1%.

(1) The chairman, director and 50% shareholder of Cyndel & Co., Inc. is Stephen J. Bayern and the president, director and 50% shareholder of Cyndel is Patrick N. Kolenik, who together exercise shared voting and investment powers. Messrs. Bayern and Kolenik are each a former director of Paradigm. On October 1, 1999 and April 1, 2000, Cyndel entered into consulting agreements with Paradigm to perform unspecified investment banking services for Paradigm.
(2)      Mr.  Hemmer is the former  senior vice  president of Paradigm.
(3)      Dr. Limberg is a consultant to Paradigm.

         The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2004, by each of the holders of warrants (the "Selling Securityholders"), assuming each of the Selling Securityholders elects to exercise the warrants held by such Selling Securityholder to purchase shares of common stock at an exercise price of $.25 per share, the number of shares of common stock to be sold by each Selling Securityholder, and the percentage of each Selling Securityholder after the sale of common stock included in this prospectus.

                                                    Shares Beneficially            Number of
                                                       Owned Prior to             Shares Being         Shares Beneficially
                                                         Offering                  Offered            Owned After Offering (1)
                Shareholders                           Number  Percent                                  Number   Percent
                ------------                           ------  -------                                  ------   -------
Paul L. Archambeau, M.D.                            255,000      *                       51,000         204,000        *
John H. Banzhaf                                       7,887      *                        7,887               0        *
Daniel S. Lipson                                    250,000      *                       50,000         200,000        *
Douglas A. MacLeod, M.D.                          1,418,451     5.6%                    200,000       1,218,451      4.8%
Douglas A. MacLeod, M.D. Profit
    Sharing Trust                                   500,000     2.0%                    100,000         400,000      1.6%
St. Mark's Eye Institute                            250,000     1.0%                     50,000         200,000        *
Milan Holdings, Ltd.                                900,000     3.8%                    180,000         720,000      2.8%
Frank G. Mauro                                      141,975      *                      141,975               0        *
Delbert D. Reichardt                                  7,888      *                        7,888               0        *
                                               ------------                           --------- ---------------
          TOTAL                                   3,731,201                             788,750       2,942,451

-------------
Less than 1%.

         The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2004, by each of the shareholders registering shares of common stock for resale (the "Selling Shareholders") pursuant to registration rights granted to such Selling Shareholders, the number of shares to be sold by each Selling Shareholder and the percentage of each Selling Shareholder after the sale of the shares included in this prospectus.


                                                    Shares Beneficially            Number of
                                                       Owned Prior to             Shares Being         Shares Beneficially
                                                         Offering                  Offered            Owned After Offering (1)
                Shareholders                           Number  Percent                                  Number   Percent
                ------------                           ------  -------                                  ------   -------
Victoria Albright                                       382      *                          382               0        *
Joseph S. Anile II                                  112,933      *                      112,933               0        *
Paul L. Archambeau, M.D.                                  0      *                      204,000               0        *
Dr. Myron Arlen                                       9,853      *                        9,853               0        *
Scott S. Bair                                        50,000      *                       50,000               0        *
Steven J. Bayern(1)                                 160,093      *                      160,093               0        *
Bear Stearns as Custodian FBO
  Leonard Russin, IRA                                25,000      *                       25,000               0        *
Ellen Bracchi                                           132      *                          132               0        *
John Butler                                         224,499      *                      224,499               0        *
John Butler as Custodian for
     Shandy Lee Dunn                                    382      *                          382               0        *
John Richard Butler Jr.                                 552      *                          552               0        *
Carcap, Co. LLC                                      15,500      *                       15,500               0        *
Ray P. Carracciolo                                    3,698      *                        3,698               0        *
John Charles Casebeer, M.D.                          43,684      *                       43,684               0        *
Leith Clotfelter                                        116      *                          116               0        *
Thomas Clotfelter                                       116      *                          116               0        *
Jarrod R. Eberhardt                                   4,108      *                        4,108               0        *
Erin C. Eberhardt                                     4,108      *                        4,108               0        *
Eberhardt Family Trust (UTD)
   dated 3/12/92 (2)                                 13,353      *                       13,353               0        *
Charles George                                          462      *                          462               0        *
Stanley Goldberg Revocable Trust (3)                 10,000      *                       10,000               0        *
Charles L. Greiter, Custodian for
     Christopher B. Breiter                             764      *                          764               0        *
Charles L. Greiter, Custodian for
     Elizabeth A. Breiter                               764      *                          764               0        *
William D. Greiter                                    1,528      *                        1,528               0        *
Scott Gruder                                          4,927      *                        4,927               0        *
Douglas A. Hester                                     1,284      *                        1,284               0        *
I.O. Assets, Inc.                                 1,222,825     5.2%                  1,222,825               0        *
International Bio-Immune Systems, Inc.              344,000      *                      344,000               0        *
JAOR Partners                                         5,000      *                        5,000               0        *
Joshua E. Josephson                                     924      *                          924               0        *
David R. Kahn                                           180      *                          180               0        *
Rodger T. Kame                                          642      *                          642               0        *
Helen Kohn                                           52,500      *                       52,500               0        *
Patrick M. Kolenik (4)                              160,093      *                      160,093               0        *
Peter Kristensen(5)                                  50,000      *                       50,000               0        *
KSH Strategic Investment Fund I, LP
(6)                                                  32,500      *                       32,500               0        *
Stuart J. Lemle                                      16,328      *                       16,328               0        *
Ted Levine                                            4,927      *                        4,927               0        *
Daniel Levinson                                       1,528      *                        1,528               0        *
Dr. Michael M. Limberg (7)                          179,580      *                       87,580          92,000        *
Sheila G. Lipin                                       6,163      *                        6,163               0        *
William R. Lipin                                      9,244      *                        9,244               0        *
Daniel S. Lipson                                          0      *                      200,000               0        *
Roland Lorenzo                                        9,853      *                        9,853               0        *
Douglas A. MacLeod, M.D.                          1,218,450     4.8%                    800,000         418,450      1.6%

Douglas A. MacLeod, M.D. Profit
    Sharing Trust                                         0      *                      400,000               0        *
George Mansfield                                     50,466      *                       50,466               0        *
F. Brinton McConkie(8)                               50,000      *                       50,000               0        *
Mentor Corporation (9)                              763,651     3.2%                    763,651               0        *
Irwin Messer                                          2,464      *                        2,464               0        *
Mark R. Miehle (10)                                  68,966      *                       18,500          50,466        *
Milan Holdings, Ltd.                                720,000     3.1%                    720,000               0        *
Wilfred H. Newsham and Therese D.
   Newshaw Living Trust (UDT)
   dated 8/13/92 (11)                                   924      *                          924               0        *
William Norgren                                         539      *                          539               0        *
Phillips, Haskett & Ingwalson, P.C. (12)              6,163      *                        6,163               0        *
Frederick C. Phillips                                 2,311      *                        2,311               0        *
Polycore Optical Pte., Ltd. (13)                    694,816     3.0%                    694,816               0        *
Charles S. Pritchard                                     51      *                           51               0        *
Eric Pfosi                                            3,641      *                        3,641               0        *
Janeen Pfosi                                         10,052      *                       10,052               0        *
Janeen Pfosi, Custodian for
     Evan Pfois                                       3,335      *                        3,335               0        *
Janeen Pfosi, Custodian for
     Brent Pfosi                                      3,029      *                        3,029               0        *
Richard G. Powell                                     5,300      *                        5,300               0        *
R.F. Lafferty & Co. (14)                            100,000      *                      100,000               0        *
Dr. Sheldon Rabin                                     9,853      *                        9,853               0        *
D.A. Rorabaugh and Lorraine
   Rorabaugh Trust (UTD) dated
5/21/85 (15)                                             16      *                           16               0        *
Dale Rorabaugh                                        1,541      *                        1,541               0        *
David and Dee Russell                                 1,849      *                        1,849               0        *
Thomas O. Sherer                                      3,819      *                        3,819               0        *
St. Mark's Eye Institute                            200,000      *                      200,000               0        *
Michael W. Stelzer (16)                              40,000      *                       40,000               0        *
Ronit Sucoff                                          3,370      *                        3,370               0        *
Tov Industrial Products (17)                         55,000      *                       55,000               0        *
Triton West Group, Inc. (18)                        695,991     3.0%                    695,991               0        *
Jennifer Wegen, Custodian for
     Kaitlin Wegen                                   10,052      *                       10,052               0        *
Jennifer Wegen, Custodian for
     Kristine Wegen                                   7,915      *                        7,915               0        *
Jennifer Wegen, Custodian for
     Madison Wegen                                    3,335      *                        3,335               0        *
Jennifer Wegen Trust (UAD)
     dated 7/24/95                                    5,778      *                        5,778               0        *
Keith Wegen Trust (UAD)
     dated 7/24/95                                    5,778      *                        5,778               0        *
Richard O. Williams                                   3,056      *                        3,056               0        *
Gary Wisniewski                                       1,320      *                        1,320               0        *
James D. Wood                                         1,078      *                        1,078               0        *
                                               ------------                        ------------      ----------
       TOTAL                                      7,542,286                           6,981,370         560,916

-------------
Less than 1%.

(1)      Mr. Bayern is a former director of Paradigm.
(2) The trustee of the Eberhardt Family Trust (UTD) dated 3/12/92 is Richard A. Eberhardt, who exercises sole voting and investment powers.
(3) The trustee of the Stanley Goldberg Revocable Trust is Stanley Goldberg, who exercises sole voting and investment powers.

(4)      Mr. Kolenick is a former director of Paradigm.
(5)      Mr. Kristensen is a former consultant to Paradigm.
(6)      The managing directors of KSH Strategic  Investment Fund I, LP are Cary
         W. Sucoff and Harvey R. Kohn, who exercise shares voting and investment powers.
(7)      Dr. Limberg is a former consultant to Paradigm.
(8)      Mr. McConkie is a former consultant to the Company.
(9) The senior vice president and chief financial officer of Mentor Corporation is Adel Michael, who exercises sole voting and investment powers. On October 24, 1999, Mentor entered into an asset purchase agreement with Paradigm to sell Mentor's cataract surgery product line.
(10) Mr. Miehle is the former president and chief operating officer of Paradigm.
(11) The trustee of the Wilfred H. Newshaw and Therese D. Newshaw Living Trust (UDT) dated 8/13/92 are Wilfred H. Newshaw and Therese D Newshaw, who exercise shared voting and investment powers.
(12) The secretary of Phillips, Haskett & Ingwalson, P.C. is Frederick C. Phillips, who exercises sole voting and investment powers.
(13) The managing director of Polycore Optical Pte., Ltd. is Sammy Summargo, who exercises sole voting and investment powers.
(14) The president of R.F. Lafferty & Co. is Henry Hackel, who exercises sole voting and investment powers.
(15) The trustees of the D.A. Rorabaugh and Lorraine Rorabaugh Trust (UTD) dated 5/21/85 are Dale A. and Lorraine Rorabaugh, who exercise shared voting and investment powers.
(16) Mr. Stelzer is the former vice president of operations and chief operating officer of Paradigm.
(17) The president of Tov Industrial Products is Joseph Frimerman, who exercises sole voting and investment powers.
(18) The president of Triton West Group, Inc. is E. Edward Jung, who exercises sole voting and investment powers. On June 30, 2000, Triton West Group, Inc. entered into a private equity line of credit agreement with Paradigm.


                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 80,000,000 shares of common stock, $.001 par value per share, of which 25,509,868 shares were issued and outstanding as of January 31, 2004, and 5,000,000 shares of undesignated preferred stock, $.001 par value per share. We have created seven classes of preferred stock, designated as Series A preferred stock, Series B preferred stock, Series C convertible preferred stock, Series D convertible preferred stock, Series E convertible preferred stock, Series F convertible preferred stock and Series G convertible preferred stock. The following is a summary of the material terms and provisions of our capital stock and related securities. Because it is a summary, it does not include all of the information that is included in our certificate of incorporation. The text of our certificate of incorporation, which is attached as an exhibit to this registration statement, is incorporated into this section by reference.

Common Stock

         Voting Rights. The holders of our common stock will have one vote per share and are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority or, in the case of election of directors, by plurality of the votes cast at a meeting at which a quorum is present and voting together as single class, subject to any voting rights granted to the holders of any then outstanding preferred stock.

         Dividends. Holders of common stock are entitled to receive any dividends declared by our board of directors, subject to the preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

         Other Rights. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled preferential to share ratably in any assets available for distribution to holders of shares of common stock. No holders of shares are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Preferred Stock

         Our certificate of incorporation provides that 5,000,000 shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions, applicable to the shares of each series. Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a stockholder rights plan. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control with respect to our company or the removal of existing management. As of August 30, 2003, we have created and issued shares of seven classes of preferred stock.

Series A, B, C, D, E, F and G Preferred Stock.

         The Board of Directors has authorized the issuance of 500,000 shares of Series A Preferred Stock, 500,000 shares of Series B Preferred Stock, 30,000 shares of Series C Preferred Stock, 1,140,000 shares of Series D Preferred Stock, 50,000 shares of Series E Preferred Stock, 50,000 shares of Series F Preferred Stock, and 2,000,000 shares of Series G Preferred Stock. Each of the shares of preferred stock are convertible into shares of common stock at a different conversion price. As of January 31, 2004, there were issued and outstanding 5,627 shares of Series A Preferred Stock convertible into 6,753 shares of our common stock; 8,986 shares of Series B Preferred Stock convertible into 10,783 shares of our common stock; no shares of Series C Preferred Stock; 5,000 shares of Series D Preferred Stock; 1,000 shares of Series E Preferred Stock convertible into 53,333 shares of common stock; 4,598.75 shares of Series F Preferred Stock convertible into 245,267 shares of our common stock; and 1,981,560 shares of Series G Preferred Stock convertible into 1,981,560 shares of our common stock The voting rights, dividends, conversion rights, redemption rights, and liquidation rights of the Series A, Series B, Series C, Series D, Series E, Series F and Series G Preferred Stock are more fully described below.

Series A Preferred Stock

         Voting Rights. Except as provided by applicable law, the Series A preferred stockholders have neither voting power, nor the right to receive notice of any meetings of our stockholders. Except as required by law, the consent of the Series A preferred stockholders is not required or authorized to take any corporate action.

         Dividends. Our Series A preferred stock is entitled to non-cumulative preferred dividends at $.24 per share per annum payable, at our option, in cash from surplus earnings.

         Conversion. At any time the Series A preferred stockholder may convert each share of Series A preferred stock into 1.2 shares of our common stock, subject to adjustment for stock splits, stock dividends, recapitalizations and similar transactions involving our common stock.

         Other Rights. Upon our liquidation, dissolution, or sale of substantially all of our assets, the Series A preferred stockholders are entitled to distributions equal to $1.00 per share, plus accrued and unpaid dividends. The shares of Series A preferred stock are subject to redemption but have no preemptive rights to purchase additional shares of Series A preferred stock or our common stock.

Series B Preferred Stock

         Voting Rights. Except as provided by applicable law, the Series B preferred stockholders have neither voting power, nor the right to receive notice of any meetings of our stockholders. Except as required by law, the consent of the Series B preferred stockholders is not required or authorized to take any corporate action.

         Dividends. Our Series B preferred stock is entitled to non-cumulative preferred dividends at $.24 per share per annum payable, at our option, in cash from surplus earnings.

         Conversion. At any time the Series B preferred stockholder may convert each share of Series B preferred stock into 1.2 shares of our common stock, subject to adjustment for stock splits, stock dividends, recapitalizations and similar transactions involving our common stock.

         Other Rights. Upon our liquidation, dissolution, or sale of substantially all of our assets, the Series B preferred stockholders are entitled to distributions equal to $4.00 per share, plus accrued and unpaid dividends. The Series B preferred stockholders are entitled to preferential distributions over all other classes of capital stock, other than Series A preferred stock. The shares of Series B preferred stock are subject to redemption but have no preemptive rights to purchase additional shares of Series B preferred stock or our common stock.

Series C Preferred Stock

         Voting Rights. Except as provided by applicable law, the Series C preferred stockholders have neither voting power, nor the right to receive notice of any meetings of our stockholders. Except as required by law, the consent of the Series C preferred stockholders is not required or authorized to take any corporate action.

         Dividends.   Our  Series  C   preferred   stock  is   entitled  to  12%
non-cumulative preferred dividends payable, at our option, in common stock or cash from surplus earnings.

         Conversion. At any time the Series C preferred stockholder may convert each share of Series C preferred stock into 57.14 shares of common stock, subject to adjustment for stock splits, stock dividends, recapitalizations and similar transactions involving our common stock. Any shares of Series C preferred stock outstanding after January 1, 2002, are automatically converted into our shares to common stock at the conversion price then in effect.

         Other Rights. Upon our liquidation, dissolution or sale of substantially all of our assets, the Series C preferred stockholders are entitled to distributions equal to the greater of (i) the amount of distributions such shares would have received had such holders converted the Series C preferred stock into common stock immediately prior to liquidation, or
(ii) the stated value of $100.00 per share, plus declared but unpaid dividends. The Series C preferred stockholders are entitled to preferential distributions over all other classes of capital stock, other than Series A and Series B preferred stock. No shares of Series C preferred stock are subject to redemption or have preemptive rights to purchase additional shares of Series C preferred stock or our common stock.

Series D Preferred Stock

         Voting Rights. Except as provided by applicable law, the Series D preferred stockholders have neither voting power, nor the right to receive notice of any meetings of our stockholders. Except as required by law, the consent of the Series D preferred stockholders is not required or authorized to take any corporate action.

         Dividends.   Our  Series  D   preferred   stock  is   entitled   to  8%
non-cumulative preferred dividends payable, at our option, in common stock or cash from surplus earnings.

         Conversion. At any time the Series D preferred stockholder may convert each share of Series D preferred stock into one share of common stock, subject to adjustment for stock splits, stock dividends, recapitalizations and similar transactions involving our common stock. Any shares of Series D preferred stock outstanding after January 1, 2002, are automatically converted into our shares of common stock at the conversion price then in effect.

         Other Rights. Upon our liquidation, dissolution or sale of substantially all of our assets, the Series D preferred stockholders are entitled to distributions equal to the greater of (i) the amount of distributions such shares would have received had such holders converted the Series D preferred stock into common stock immediately prior to liquidation, or
(ii) the stated value of $1.75 per share, plus declared but unpaid dividends. The Series D preferred stockholders are entitled to preferential distributions over all other classes of capital stock, other than Series A, Series B and Series C preferred stock. No shares of Series D preferred stock are subject to redemption or have preemptive rights to purchase additional shares of Series D preferred stock or our common stock.

Series E Preferred Stock

         Voting Rights. Except as provided by applicable law, the Series E preferred stockholders have neither voting power, nor the right to receive notice of any meetings of our stockholders. Except as required by law, the consent of the Series E preferred stockholders is not required or authorized to take any corporate action.

         Dividends.   Our  Series  E   preferred   stock  is   entitled   to  8%
non-cumulative preferred dividends payable, at our option, in common stock or cash from surplus earnings.

         Conversion. At any time the Series E preferred stockholder may convert each share of Series E preferred stock into 53.33 shares of common stock, subject to adjustment for stock splits, stock dividends, recapitalizations and similar transactions involving our common stock. Any shares of Series E preferred stock outstanding are automatically converted into shares of our common stock (i) after January 1, 2005, or (ii) after a registration statement registering our common shares issuable upon conversion has been effective for a least 30 days and the average closing price of our common stock for the 20-day period is at least $3.50 per share.

         Other Rights. Upon our liquidation, dissolution or sale of substantially all of our assets, the Series E preferred stockholders are entitled to distributions equal to the greater of (i) the amount of distributions such shares would have received had such holders converted the Series E preferred stock into common stock immediately prior to liquidation, or
(ii) the stated value of $100.00 per share, plus declared but unpaid dividends. The Series E preferred stockholders are entitled to preferential distributions over all other classes of capital stock, other than Series A, Series B, Series C and Series D preferred stock. No shares of Series E preferred stock are subject to redemption or have preemptive rights to purchase additional shares of Series E preferred stock or our common stock.

 Series F Preferred Stock

         Voting Rights. Except as provided by applicable law, the Series F preferred stockholders have neither voting power, nor the right to receive notice of any meetings of our stockholders. Except as required by law, the consent of the Series F preferred stockholders is not required or authorized to take any corporate action.

         Dividends.   Our  Series  F   preferred   stock  is   entitled   to  8%
non-cumulative preferred dividends payable, at our option, in common stock or cash from surplus earnings.

         Conversion. At any time the Series F preferred stockholder may convert each share of Series F preferred stock into 53.33 shares of common stock, subject to adjustment for stock splits, stock dividends, recapitalizations and similar transactions involving our common stock. Any shares of Series F preferred stock outstanding are automatically converted into shares of our common stock (i) after January 1, 2005, or (ii) after a registration statement registering our common shares issuable upon conversion has been effective for a least 30 days and the average closing price of our common stock for the 20-day period is at least $3.50 per share.

         Other Rights. Upon our liquidation, dissolution or sale of substantially all of our assets, the Series F preferred stockholders are entitled to the greater of (i) the amount of distributions such shares would have received had such holders converted the Series F preferred stock into common stock immediately prior to liquidation, or (ii) the stated value of $1.00 per share, plus declared but unpaid dividends. The Series F preferred stockholders are entitled to preferential distributions over all other classes of capital stock, other than Series A, Series B, Series C, Series D and Series E preferred stock. No shares of Series F preferred stock are subject to redemption or have preemptive rights to purchase additional shares of Series F preferred stock or our common stock.

Series G Preferred Stock

         Voting Rights. Except as provided by applicable law, the Series G preferred stockholders have neither voting power, nor the right to receive notice of any meetings of our stockholders. Except as required by law, the consent of the Series G preferred stockholders is not required or authorized to take any corporate action.

         Dividends.   Our  Series  G   preferred   stock  is   entitled   to  8%
non-cumulative preferred dividends payable, at our option, in common stock or cash from surplus earnings.

         Conversion. At any time the Series G preferred stockholder may convert each share of Series G preferred stock into one share of common stock, subject to adjustment for stock splits, stock dividends, recapitalizations and similar transactions involving our common stock. Any shares of Series G preferred stock outstanding are automatically converted into shares of our common stock (i) after August 1, 2005, or (ii) after a registration statement registering our common shares issuable upon conversion has been effective for a least 30 days and the average closing price of our common stock for the 20-day period is at least $.50 per share.

         Other Rights. Upon our liquidation, dissolution or sale of substantially all of our assets, the Series G preferred stockholders are entitled to the greater of (i) the amount of distributions such shares would have received had such holders converted the Series G preferred stock into common stock immediately prior to liquidation, or (ii) the stated value of $.25 per share, plus declared but unpaid dividends. The Series G preferred stockholders are entitled to preferential distributions over all other classes of capital stock, other than Series A, Series B, Series C, Series D, Series E and Series F preferred stock. No shares of Series G preferred stock are subject to redemption or have preemptive rights to purchase additional shares of Series G preferred stock or our common stock.

Warrants

         Between June 10, 1997 and January 31, 2004, we issued warrants to individuals and entities to purchase shares of our common stock at exercise prices ranging from $.16 per share to $8.125 per share. The warrants all contain provisions that protect the holders against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events, including stock splits, stock dividends, mergers, and the sale of substantially all of our assets. We are not required to issue fractional shares of common stock, and in lieu thereof we will make a cash payment based upon the current market value of such fractional shares. A holder of these warrants will not possess any rights as a shareholder unless and until the holder exercises the warrants.

         The warrants that are currently issued and have not been exercised, and the exercise price and expiration date of such warrants are as follows:

         o Class A Warrants to purchase 1,000,000 shares of common stock at an exercise price of $7.50 per share, exercisable through July 10, 2004.

         o Warrants issued to Series E preferred stockholders to purchase 241,095 shares of common stock at an exercise price of $4.00 per share, exercisable through May 23, 2006.

         o Warrants issued to Series F preferred stockholders to purchase 251,114 shares of common stock at an exercise price of $4.00 per share, exercisable through August 20, 2006.

         o Warrants issued to Kenneth Jerome & Company, Inc. to purchase 200,000 shares of common stock at exercise prices ranging from $7.50 to $8.125 per share, exercisable through January 10, 2004.

         o Warrants issued to KSH Investment Group to purchase 280,400 shares of common stock at exercise prices ranging from $2.38 to $2.69 per share, exercisable through March 1, 2004.

         o Warrants issued to Cyndel & Company, Inc. to purchase 475,000 shares of common stock at exercise prices ranging from $3.00 to $4.00 per share, exercisable during the period of August 10, 2005 and February 7, 2006.

         o Warrants issued to Dr. Michael B. Lindberg to purchase 300,000 shares of common stock at exercise prices ranging from $4.00 to $6.75 per share, exercisable during the period of from December 1, 2008 through June 1, 2011.

         o Warrants issued to R.F. Lafferty & Co., Inc. to purchase 100,000 shares of common stock at an exercise price ranging from of $4.00 per share, exercisable through October 15, 2004.

         o Warrants issued to John W. Hemmer to purchase 75,000 shares of common stock at an exercise price of $7.50 per share, exercisable through January 24, 2005.

         o Warrants issued to Helen Kohn and Ronit Sucoff to purchase 50,000 shares each of common stock at an exercise price of $4.00 per share, exercisable through February 7, 2006.

         o Warrants issued to Barrry Kaplan Associates to purchase 100,000 shares of common stock at an exercise price of $3.00 per share, exercisable through May 15, 2004.

         o Warrants issued to Rodman & Renshaw to purchase 35,000 shares of common stock at an exercise price of $2.00 per share, exercisable through May 13, 2006.

         o Warrants issued to Innovative Optics, Inc, to purchase 250,000 shares of common stock at an exercise price of $5.00 per share, exercisable through January 31, 2005.

         o Warrants issued to Paul L. Archanbeau, M.D., John H. Banzhaf, Daniel S. Lipson, Douglas A. MacLeod, M.D., Douglas A. MacLeod, M.D. Profit Sharing Trust, St. Mark's Eye Institute, Milan Holdings, Inc., Frank G. Mauro, and Delbert G. Reichardt to purchase an aggregate of 788,750 shares of common stock at an exercise price of $.25 per share, exercisable through September 6, 2005.

         o    Warrants issued to Timothy R. Forstrom to purchase  200,000 shares
              of  common  stock  at  an  exercise   price  of  $.16  per  share,
              exercisable through April 30, 2006.

         o Warrants issued to certain investors in a private placement transaction to purchase an aggregate of 422,634 shares of common stock at an exercise price of $.75 per share, exerciseable through June 25, 2005.

         o Warrants issued to Series G Preferred warrantholders to purchase 470,589 shares of common stock at an exercise price of $.50 per share, exercisable through September 1, 2006.

         Certain Provisions of Certificate of Incorporation. Our Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, our directors shall not be liable to us and our stockholders. The Certificate of Incorporation also contains provisions entitling the officers and directors to indemnification by us to the fullest extent permitted by the Delaware General Corporation Law.

         Indemnification Agreements. We have entered into indemnification agreements with our officers and directors. Such indemnification agreements provide that we will indemnify its officers and directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement arising out of threatened, pending or completed legal action against any officer or director to the fullest extent permitted by the Delaware General Corporate Law.

         Transfer and Warrant Agent. Our transfer agent and registrar for our common stock and the Warrant Agent for the Class A warrants is Continental Stock Transfer & Trust Company, New York, New York.

                              PLAN OF DISTRIBUTION

         We may solicit the exercise of Class A warrants through a registered or licensed broker-dealer. Upon exercise of Class A warrants, Paradigm will pay such soliciting broker-dealer a fee of 5% of the aggregate exercise price of Class A warrants exercised, if: (i) the market price of the common stock on the date the Class A warrant is exercised is greater than the then exercise price of the Class A warrant; (ii) the exercise of the Class A warrant was solicited by a member of the National Association of Securities Dealers, Inc.; (iii) the Class A warrant is not held in a discretionary account; (iv) disclosure of the compensation arrangements was made by delivery of this prospectus or otherwise) both at the time of the offering and at the time of exercise of the Class A warrant; and (v) the solicitation of exercise of the Class A warrant is not in violation of Regulation M.

         In connection with the solicitation of the Class A warrant exercises, the soliciting broker-dealer will be prohibited from engaging in any market-making activities with respect to Paradigm's securities for the period commencing either two or nine business days (depending on the market price of the common stock) prior to any solicitation activity for the exercise of Class A warrants until the later of (a) the termination of such solicitation activity, or (b) the termination (by waiver or otherwise) of any right which the soliciting broker-dealer may have to receive a fee for the exercise of Class A warrants following such solicitation. As a result, the soliciting broker-dealer may be unable to provide a market for Paradigm's securities, should it desire to do so, during certain periods while the respective Class A warrants are exercisable.

         We do not plan to solicit Series E or Series F preferred stockholders regarding the conversion of their Series E or Series F preferred shares into shares of common stock, which have been registered for resale upon conversion.

         The resale of the common stock by the Series E and Series F preferred stockholders that elect to convert their respective shares of Series E and Series F preferred stock to shares of common stock and the holders of Class A warrants, Kenneth Jerome warrants, Cyndel warrants and warrants issued to Dr. Michael B. Limberg, Consulting for Strategic Growth, Ltd., John W. Hemmer, Helen Kohn, Ronit Sucoff, Barry Kaplan Associates, Rodman & Renshaw, Inc., Paul L. Archambeau, M.D., John H. Banzhaf, Daniel S. Lipson, Douglas A. MacLeod, M.D., Douglas A. MacLeod, M.D. Profit Sharing Trust, St. Mark's Eye Institute, Milan Holdings, Ltd., Frank G. Mauro and Delbert D. Reichardt that elect to exercise their respective warrants and purchase common stock (collectively, the "Selling Securityholders"), may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Securityholders) in the Nasdaq SmallCap Market or in negotiated transactions, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

         Selling Securityholders may effect such transactions by selling their shares of common stock directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders or to broker-dealers who may purchase securities as principals and thereafter sell the common stock from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers for whom such broker-dealers act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions). The Selling Securityholders will pay all commissions, transfer taxes, and other expenses associated with the sale of common stock by them.

         The Selling Securityholders and broker-dealers, if any, acting in connection with such sales may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities by them might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the Selling Securityholders against certain liabilities under the Securities Act.

         The only Selling Securityholders who are affiliates of broker-dealers are Steven J. Bayern and Patrick N. Kolenik, who are each an officer, a director and a shareholder of Win Capital Corp. Messrs. Bayern and Kolenik each received stock options as consideration for services as a director of Paradigm. At no time has Mr. Bayern or Mr. Kolenik had any agreements or understandings, directly or indirectly, with any person to distribute the stock options or the underlying common shares to be issued in connection with the exercise of such options.

         From time to time this prospectus will be supplemented and amended as required by the Securities Act of 1933, as amended. During any time when a supplement or amendment is so required, the Selling Securityholders are to cease sales until the prospectus has been supplemented or amended. Pursuant to the registration rights granted to certain of the Selling Securityholders, we have agreed to update and maintain the effectiveness of this prospectus. Certain of the Selling Securityholders also may be entitled to sell their shares without the use of this prospectus, provided that they comply with the requirements of Rule 144 promulgated under the Securities Act.

                                     EXPERTS

         The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-KSB) for the year ended December 31, 2003, have been audited by Tanner & Co., independent auditors, as indicated in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered hereby and certain other legal matters in connection have been passed upon for us by Mackey Price & Thompson, Salt Lake City, Utah.

                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by Paradigm can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a web site at http:/www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including Paradigm.

         We have filed with the Commission a Registration Statement (together with all amendments and exhibits, the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended, with respect to the common stock offered pursuant to this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this prospectus as to the contents of any agreement or other document referred to herein are not necessarily complete and reference is made to the copy of such agreement or to the registration statement and to the exhibits and schedules filed therewith. Copies of the material containing this information may be obtained from the Commission upon payment of the prescribed fee.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The  following   documents   filed  by  us  with  the   Commission  are
incorporated herein by reference:

         (1) Amendment No. 3 to Registration Statement on Form SB-2, as filed on February 27, 2004;
         (2)  Current Report on Form 8-K, as filed on March 28, 2004;
         (3) Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2003, as filed on April 15, 2003; and
         (4) Amendment No. 4 to Registration Statement on Form SB-2, as filed on April 21, 2004.

         All documents subsequently filed by Paradigm with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended and prior to the termination of this offering, shall be deemed to be incorporated by reference in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated herein by reference, other than Exhibits to such documents (unless such Exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: Heber C. Maughan, interim chief executive officer, Paradigm Medical Industries, Inc., 2355 South 1070 West, Salt Lake City, Utah 84119.

No dealer,  salesman or any other person
has been authorized to give  information
or to  make  any  representations  other     18,849,558 Shares of Common Stock
than those contained in this Prospectus,
and, if given or made, such  information
or  representations  must not be  relied
upon  as  having  been   authorized   by
Paradigm   or  the   Underwriter.   This
Prospectus  does not constitute an offer
to sell or a  solicitation  of any offer       PARADIGM MEDICAL INDUSTRIES, INC.
to buy  any of  the  securities  offered
hereby by anyone in any  jurisdiction in               -----------------
which such offer or  solicitation is not
authorized or in which the person making                  PROSPECTUS
such  offer  or   solicitation   is  not
qualified  to do so or to anyone to whom               -----------------
it is  unlawful  to make  such  offer or
solicitation.  Neither  the  delivery of
this   Prospectus   nor  any  sale  made
hereunder      shall,      under     any
circumstances,  create  any  implication
that  there  has been no  change  in the
affairs  of  Paradigm   since  the  date
hereof.                                                  April 21, 2004

          ---------------------


             TABLE OF CONTENTS

                                     Page

Prospectus Summary...................  2
Risk Factors  .......................  4
Selling Securityholders.............. 19
Description of Securities............ 31
Plan of Distribution................. 36
Experts.............................. 37
Legal Matters........................ 37
Available Information................ 37
Documents Incorporated by Reference.. 37

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following table sets forth the expenses payable by the Company in connection with the issuance and distribution of the securities being registered, other than underwriting discount (all amounts except the Securities and Exchange Commission filing fee and the NASD fee are estimated):


Filing fee -- Securities and Exchange Commission..........    $    102
NASD fee..................................................       2,000
Printing and engraving expenses...........................         500
Legal fees and disbursements..............................       5,000
Accounting fees and disbursements.........................       1,500
Blue Sky fees and expenses (including legal fees).........           0
Miscellaneous.............................................         250
                                                              --------
Total expenses............................................    $  9,352


Item 15.  Indemnification of Directors and Officers

         Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his or her duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

         In accordance with the Delaware Law, the Certificate of Incorporation of the Company contains a provision to limit the personal liability of the directors of the Company for violations of their fiduciary duty. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

         The Company may not indemnify an individual unless authorized and a determination is made in the specific case that indemnification of the individual is permissible in the circumstances because his or her conduct was in good faith, he or she reasonably believed that his or her conduct was in, or not opposed to, the Company's best interests and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Company may not advance expenses to an individual to whom the Company may ultimately be responsible for indemnification unless authorized in the specific case after the individual furnishes the following to the Company: a written affirmation of his or her good faith belief that his or her conduct was in good faith, that he or she reasonably believed that his or her conduct was in, or not opposed to, the Company's best interests and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful and (2) the individual furnishes to the Company a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct referenced in part (1) of this sentence. In addition to the individual furnishing the aforementioned written affirmation and undertaking, in order for the Company to advance expenses, a determination must also be made that the facts then- known to those making the determination would not preclude indemnification.

         All determinations relative to indemnification must be made as follows:
(1) by the Board of Directors of the Company by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum requirement; or (2) if a quorum cannot be obtained as contemplated in part (1) of this sentence, by a majority vote of a committee of the Board of Directors designated by the Board of Directors of the Company, which committee shall consist of two or more directors not parties to the proceeding, except that directors who are parties to the proceeding may participate in the designation of directors for the committee; or (3) by special legal counsel selected by the Board of Directors or its committee in the manner prescribed in part (1) or part (2) of this sentence (however, if a quorum of the Board of Directors cannot be obtained under part
(1) of this sentence and a committee cannot be designated under part (2) of this sentence, then a special legal counsel shall be selected by a majority vote of the full board of directors, in which selection directors who are parties to the proceeding may participate); or (4) by the shareholders, by a majority of the votes entitled to be cast by holders of qualified shares present in person or by proxy at a meeting.

         The Company has also entered into Indemnification Agreements with its executive officers and directors. These Indemnification Agreements are substantially similar in effect to the Bylaws and the provisions of our Certificate of Incorporation relative to providing indemnification to the maximum extent and in the manner permitted by the Delaware General Corporation Law. Additionally, such Indemnification Agreements contractually bind the Company with respect to indemnification and contain certain exceptions to indemnification, but do not limit the indemnification available pursuant to our Bylaws, our Certificate of Incorporation or the Delaware General Corporation Law.

Item 16.  Exhibits

     (a) Exhibits
         --------

         The following Exhibits are filed herewith pursuant to Rule 601 of Regulation S-B or are incorporated by reference to previous filings.

Exhibit
  No.                      Document Description
-------                    --------------------
2.1 Amended Agreement and Plan of Merger between Paradigm Medical Industries, Inc., a California corporation and Paradigm Medical Industries, Inc., a Delaware corporation(1)
3.1            Certificate of Incorporation(1)
3.2            Amended Certificate of Incorporation(10)
3.3            Bylaws(1)
4.1            Warrant Agency Agreement with Continental  Stock Transfer & Trust
               Company(3)
4.2            Specimen Common Stock Certificate (2)
4.3            Specimen Class A Warrant Certificate(2)
4.4            Form of Class A Warrant Agreement(2)
4.5            Underwriter's Warrant with Kenneth Jerome & Co., Inc.(3)
4.6            Warrant to  Purchase  Common  Stock  with Note  Holders re bridge financing (1)
4.7            Specimen Series C Convertible Preferred Stock Certificate(4)
4.8 Certificate of the Designations, Powers, Preferences and Rights of the Series C Convertible Preferred Stock(4)
4.9            Specimen Series D Convertible Preferred Stock Certificate (6)
4.10 Certificate of the Designations, Powers, Preferences and Rights of the Series D Convertible Preferred Stock (7)
4.11           Warrant to Purchase Common Stock with Cyndel & Co. (6)
4.12           Warrant to Purchase  Common Stock with R.F.  Lafferty & Co., Inc.
               (6)
4.13           Warrant to Purchase Common Stock with Dr. Michael B. Limberg (7)
4.14           Warrant to Purchase Common Stock with John W. Hemmer (7)
4.15           Stock Purchase Warrant with Triton West Group, Inc.(9)
4.16           Warrant  to  Purchase  Common  Stock with KSH  Investment  Group,
               Inc.(9)
4.17 Warrant to Purchase Common Stock with Consulting for Strategic Growth, Ltd.(9)
4.18 Certificate of Designations, Powers, Preferences and Rights of the Series G Convertible Preferred Stock (14)
5.1            Opinion of Mackey Price & Thompson
10.1           Exclusive Patent License Agreement with PhotoMed(1)
10.2           Consulting Agreement with Dr. Daniel M. Eichenbaum(1)
10.3           1995 Stock Option Plan (1)
10.4           Employment Agreement with Thomas F. Motter (5)
10.5           Stock Purchase Agreement with Ocular Blood Flow, Ltd. and Malcolm
               Redman (7)
10.6           Consulting Agreement with Malcolm Redman (7)
10.7           Royalty Agreement with Malcolm Redman (7)
10.8           Registration Rights with Malcolm Redman (7)
10.9           Employment Agreement with Mark R. Miehle (8)

10.10          Agreements with Steven J. Bayern and Patrick M. Kolenik (8)
10.11          Private  Equity Line of Credit  Agreement with Triton West Group,
               Inc. (9)
10.12 Asset Purchase Agreement with Innovative Optics, Inc. and Barton Dietrich Investments, L.P.(10)
10.13 Escrow Agreement with Innovative Optics, Inc., Barton Dietrich Investments, L.P. (10)
10.14          Assignment  and  Assumption  Agreement  with  Innovative  Optics,
               Inc.(10)
10.15          General  Assignment  and  Bill of Sale  with  Innovative  Optics,
               Inc.(10)
10.16          Non-Competition  and  Confidentiality  Agreement  with  Mario  F.
               Barton(10)
10.17          Termination of Employment Agreement with Mark R. Miehle(12)
10.18          Consulting Agreement with Mark R. Miehle(12)
10.19          Employment Agreement with Jeffrey F. Poore (13)
10.20          License Agreement with Sunnybrook Health Science Center(15)
10.21          Major Account Facilitator Contract(15)
10.22          Mutual Release with Douglas A. MacLeod, M.D. and others(15)
10.23          Purchase Agreement with American Optisurgical, Inc.(15)
10.24          Purchase Order with Westland Financial Corporation(16)
10.25          Non-Waiver   Agreement   with  United   States   Fire   Insurance
               Company(16)
10.26          Employment Agreement with John Y. Yoon(17)
10.27          Consulting Agreement with Dr. John Charles Casebeer (18)
10.28          Consulting Agreement with Kinexsys Corporation (18)
23.1           Consent of Mackey Price & Thompson (included in Exhibit 5.1)
23.2           Consent of Tanner & Co.

-----------------
(1) Incorporated by reference from Registration Statement on Form SB-2, as filed on March 19, 1996.
(2) Incorporated by reference from Amendment No. 1 to Registration Statement on Form SB-2, as filed on May 14, 1996.
(3) Incorporated by reference from Amendment No. 2 to Registration Statement on Form SB-2, as filed on June 13, 1996.
(4) Incorporated by reference from Annual Report on Form 10-KSB, as filed on April 16, 1998.
(5) Incorporated by reference from Report on Form 10-QSB, as filed on November 12, 1998.
(6) Incorporated by reference from Registration Statement on Form SB-2, as filed on April 29, 1999.
(7) Incorporated by reference from Quarterly Report on Form 10-QSB, as filed on August 16, 2000.
(8) Incorporated by reference from Quarterly Report on Form 10-QSB, as filed on November 1, 2000.
(9) Incorporated by reference from Quarterly Report on Form 10-KSB, as filed on April 16, 2001.
(10) Incorporated by reference from Current Report on Form 8-K, as filed on March 5, 2002.
(11) Incorporated by reference from Amendment No. 1 to Registration Statement on Form S-3, as filed on March 20, 2002.
(12) Incorporated by reference from Quarterly Report on Form 10-QSB, as filed on November 18, 2002.
(13) Incorporated by reference from Registration Statement on Form SB-2, as filed on July 7, 2003.
(14) Incorporated by reference from Quarterly Report on Form 10-QSB, as filed on November 14, 2003.
(15) Incorporated by reference from Amendment No. 2 to Registration Statement on Form SB-2, as filed on December 15, 2003.
(16) Incorporated by reference from Amendment No. 3 to Registration Statement on Form SB-2, as filed on February 27, 2004.
(17) Incorporated by reference from Current Report on Form 8-K, as filed on March 23, 2004.
(18) Incorporated by reference from Annual Report on Form 10-KSB, as filed on April 14, 2004.

     (b)  Reports on Form 8-K
          -------------------

         No reports on Form 8-K were filed by the Company during the quarter ended December 31, 2003.

  Item 28.  Undertakings

         (a) The undersigned registrant hereby undertakes:

              (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                     (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                     (iii)  To  include  any  additional  or  changed   material
information on the plan of distribution.

              (2) That, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

              (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant also undertakes that:

         (1) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1), or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purposes of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, in Salt Lake City, State of Utah, on the 21st day of April, 2004.

                                           PARADIGM MEDICAL INDUSTRIES, INC.




                                           By: /s/ John Y. Yoon
                                               -----------------
                                               John Y. Yoon, President and
                                               Chief Executive Officer



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Y. Yoon as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all Exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

         Signature            Title                                   Date



 /s/ John Y. Yoon         President and Chief Executive           April 21, 2003
----------------------    Officer
John Y. Yoon


 /s/ Randall A. Mackey    Chairman of the Board and               April 21, 2003
----------------------    Secretary
Randall A. Mackey


 /s/ David M. Silver      Director                                April 21, 2003
----------------------
David M. Silver


 /s/ Keith D. Ignotz      Director                                April 21, 2003
----------------------
Keith D. Ignotz


 /s/ Luis A. Mostacero    Controller (Principle Financial         April 21, 2003
----------------------    and Accounting Officer)
Luis A. Mostacero